Exhibit 4.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 10, 2016

among

OFFSHORE GROUP INVESTMENT LIMITED,

as Borrower,

CERTAIN SUBSIDIARIES THEREOF PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent,

i

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C-1	-	Form of Earnings Assignment
Exhibit C-2	-	Form of Earnings Assignments for Internal Charterers
Exhibit D-1	-	Form of First Lien Pari Passu Intercreditor Agreement
Exhibit D-2	-	Form of Second Lien Intercreditor Agreement
Exhibit D-3	-	Form of Third Lien Subordination and Intercreditor Agreement
Exhibit E-1	-	Form of Insurance Assignment
Exhibit E-2	-	Form of Insurance Assignment for Internal Charterers
Exhibit F	-	Form of Joinder Agreement
Exhibit G	-	Form of Notice of Borrowing
Exhibit H	-	Form of Notice of Continuation/Conversion
Exhibit I	-	Form of Security Agreement
Exhibit J-1	-	Form of Ship Mortgage and Deed of Covenants (Commonwealth of the Bahamas)
Exhibit J-2	-	Form of Ship Mortgage (Republic of Panama)
Exhibit K	-	Form of Subordinated Intercompany Note

ANNEXES AND SCHEDULES:

Annex I	-	Lenders and Commitments
Schedule 1.01(a)	-	Closing Date Guarantors
Schedule 1.01(b)	-	Existing Letters of Credit
Schedule 3.01(a)	-	Closing Date Security Documents
Schedule 4.09	-	No Defaults
Schedule 4.10	-	Subsidiaries
Schedule 4.20	-	Government Regulations
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Debt
Schedule 6.05	-	Existing Investments
Schedule 6.08	-	Affiliate Transactions
Schedule 6.15	-	Bank Accounts
Schedule 10.02	-	Addresses for Notice

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement (this “Agreement”) dated as of February 10, 2016, is among Offshore Group Investment Limited, a Cayman Islands exempted company (“Borrower”), the Guarantors (as defined below), each Lender from time to time party hereto, and Royal Bank of Canada (“Royal Bank”), as Administrative Agent and Collateral Agent for the Lenders.

On December 3, 2015 (the “Petition Date”), the Borrower and certain Subsidiaries of Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”) (collectively, the “Debtors”), as debtors and debtors-in-possession, commenced voluntary cases under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Offshore Group Investment Limited, Ch. 11 Case No. 15-12422 (BLS) (Bankr. D. Del. 2015) (the “Cases”).

The Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors filed with the Bankruptcy Court on December 3, 2015 Docket No. 7 (the “Prepackaged Plan”) has been confirmed pursuant to the Confirmation Order (as defined below), and concurrently with the making of the Initial Term Loans (as defined below), the effective date of the Prepackaged Plan has occurred.

Prior to the Petition Date, certain lenders extended credit to the Parent and the Borrower pursuant to that certain Amended and Restated Credit Agreement dated as of March 28, 2013, among the Borrower, the Parent, one or more Guarantors party thereto, the LC Lenders, the Revolving Credit Lenders (as defined therein), RBC Capital Markets as sole lead arranger and sole bookrunner and Royal Bank, as administrative agent (as amended, restated, supplemented or modified prior to the date hereof, the “Pre-Petition Credit Agreement”).

The Prepackaged Plan provides that, on the Effective Date (as defined in the Prepackaged Plan), each holder of indebtedness under the Pre-Petition Credit Agreement shall receive, on account of such indebtedness, at the option of the Debtors or reorganized Debtors, as applicable, its Pro Rata Share of (a) payment in full in cash to the extent the Debtors elect to refinance the Pre-Petition Credit Agreement in its entirety with one or more third-party lenders or (b) a new or amended and restated senior secured term loan and letter of credit facility and, in the case of the Initial Term Lenders, a cash payment in the amount of $7,000,000.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Pre-Petition Credit Agreement and that this Agreement amend and restate in its entirety the Pre-Petition Credit Agreement and re-evidence the “Obligations” under, and as defined in, the Pre-Petition Credit Agreement as contemplated hereby. All Obligations hereunder are and shall continue to be secured by all Collateral on which a Lien is granted to the Collateral Agent to secure such Obligations pursuant to any Security Documents.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby (a) agree that the Pre-Petition Credit Agreement is amended and restated in its entirety by this Agreement and (b) further covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. Any capitalized terms used in this Agreement that are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings:

“2012 Term Loan Facility” means that certain Amended and Restated Term Loan Agreement dated as of October 25, 2012 and amended and restated as of November 22, 2013, among the Borrower, Vantage Delaware Holdings, LLC, the Parent, the other guarantors party thereto, the lenders party thereto, Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., and Wells Fargo National Association, as collateral agent for such lenders.

“2013 Term Loan Facility” means that certain Second Term Loan Agreement dated as of March 28, 2013, among the Borrower, Vantage Delaware Holdings, LLC, the Parent, the other guarantors party thereto, the lenders party thereto, Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., and Wells Fargo, National Association, as collateral agent for such lenders.

“2019 Senior Notes” means the Borrower’s 7.5% senior secured notes due 2019 under that certain Indenture dated as of October 25, 2012, among the Borrower, the Parent, the other guarantors party thereto and Wells Fargo, National Association, as trustee and collateral agent.

“2023 Senior Notes” means the Borrower’s 7.125% senior secured notes due 2023 under that certain Indenture dated as of March 28, 2013, among the Borrower, the Parent, the other guarantors party thereto and Wells Fargo, National Association, as trustee and collateral agent.

“ABR” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the US Prime Rate of interest in effect on such date, (b) the sum of the Eurodollar Rate (after giving effect to any Eurodollar Rate “floor”) for a one-month Interest Period on such day plus 1.0% per annum and (c) the sum of the Federal Funds Effective Rate in effect on such day plus 0.5% per annum; provided that, if the ABR determined based on the foregoing is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in ABR due to a change in the US Prime Rate, the Federal Funds Effective Rate, or the Eurodollar Rate shall take place immediately without notice or demand of any kind.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to ABR.

“Acceptable Flag Jurisdiction” means each of the United States of America, the Republic of Liberia, the Republic of the Marshall Islands, the Republic of Vanuatu, the Commonwealth of the Bahamas and the Republic of Panama.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is superior to all other Liens other than Permitted Prior Liens, Permitted Liens having priority under Legal Requirements and Permitted Liens that are expressly permitted hereunder to be pari passu with the Liens securing the First Lien Obligations; (c) secures the Obligations; (d) is perfected; and (e) is enforceable against the Loan Party that created such security interest in each case, subject to the terms of any applicable Intercreditor Agreements in effect.

“Account Control Agreement” means, with respect to any deposit account of any Loan Party that is held with a bank that is not the Collateral Agent, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent between the Collateral Agent and such other bank or banks governing any such deposit accounts of such Loan Party pursuant to which the security interest of the Collateral Agent in such deposit account shall be perfected; provided that, for the avoidance of doubt, an Account Control Agreement shall be deemed to exist with respect to any deposit account of any Loan Party that is held at any Agent.

“Acquired Debt” means, with respect to any specified Person, Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary) or expressly assumed in connection with the acquisition of assets from any such Person, in each case that was not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Debt being incurred in connection with the acquisition of assets. Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from such Person.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Administrative Agent” means Royal Bank in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.08.

“Agent Parties” has the meaning specified in Section 10.12.

“Agents” means the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act 2010.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties pursuant to Section 10.02.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights (except under an Internal Charter or Drilling Contract); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries taken as a whole will be governed by Section 6.03 and not by Section 6.04;

(b) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Borrower’s Subsidiaries other than statutory or directors qualifying shares; and

(c) an Involuntary Transfer.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent in accordance with Section 10.06, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignments” means, collectively, each Insurance Assignment and each Earnings Assignment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2014, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Available Cash” means, collectively, as of any date of determination, the aggregate amount of (a) all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, net of any cash and Cash Equivalents that are “restricted” as determined in accordance with GAAP (other than cash and/or Cash Equivalents restricted in favor of the Collateral Agent or otherwise restricted in favor of the Obligations or any other Debt that is secured by a Lien that is permitted to be incurred under Section 6.01(l), Section 6.01(n) or Section 6.01(o)) and in which the Collateral Agent has an Acceptable Security Interest pursuant to an Account Control Agreement and (b) any undrawn Incremental Revolving Commitments or commitments in respect of any Pari Passu Incremental Equivalent Debt; provided that any cash or Cash Equivalents held by the Loan Parties pending reinvestment pursuant to Section 2.06(b)(i) shall not count as cash or Cash Equivalents for purposes of this definition.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blocked Person” has the meaning specified in Section 4.20(d).

“Board of Directors” means: (a) with respect to a corporation or Cayman Islands exempted company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members of any controlling committee of managing members thereof or the manager or any committee of managers; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 10.07.

“Borrowing Date” means the date on which any Loan is made or any Letter of Credit is issued (or deemed to be made or issued) hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which should be capitalized in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cases” has the meaning specified in the recitals hereto.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition;

(g) investments by Foreign Subsidiaries in (i) Foreign Deposit Accounts and cash management facilities maintained at one of the three largest banks in the country in which such Foreign Subsidiary maintains its registered or local office and (ii) such investments as are comparable to the cash equivalents described in clauses (a) through (f) above that are customary investments for entities in such jurisdictions and that are consistent with the goal of preservation of capital and prudent under the circumstances; and

(h) any other investments deposited as Collateral pursuant to Section 2.13 that are acceptable to the Administrative Agent and the Issuing Bank.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(b) any “person” (as that term is used in Section 13(d) of the Exchange Act) acquires, directly or indirectly, in one or a series of transactions (excluding, for the avoidance of doubt, the issuance of Equity Interests in the Borrower, or securities convertible, exchangeable or exercisable for such Equity Interests (and the conversion, exchange or exercise thereof) pursuant to the Prepackaged Plan) Beneficial Ownership of more than 50% of the Voting Stock of the Borrower and maintains such Beneficial Ownership of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, for more than 15 consecutive Business Days;

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower (excluding, for the avoidance of doubt, the Prepackaged Plan);

(d) the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination (excluding, for the avoidance of doubt, the issuance of Equity Interests in the Borrower, or securities convertible, exchangeable or exercisable for such Equity Interests (and the conversion, exchange or exercise thereof) pursuant to the Prepackaged Plan)), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(e) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(f) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(g) a “Change of Control” (as defined in (i) the Second Lien Indenture or (ii) the Third Lien Indenture) occurs;

provided that, for the purposes of clauses (b) and (d) the parties to the Stockholders Agreement as in effect on the date hereof (including their permitted transferees thereunder that agree to be bound thereby) shall not be deemed to be a “group” for purposes hereof solely as a result of being parties thereto or consummating the transactions contemplated thereby.

For the avoidance of doubt, and notwithstanding the foregoing, any event that would other constitute a “Change of Control” pursuant to this definition that resulted solely from a conversion of the Third Lien Convertible Notes shall not be deemed a Change of Control.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Letter of Credit Commitments or Incremental Commitments and (c) when used with respect to Loans, refers to whether such Loans are Initial Term Loans or Incremental Loans.

“Classification Society” means one of the members of the International Association of Classification Societies, and shall include, without limitation, the American Bureau of Shipping.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied.

“Code” means the United States Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document and shall include the Vessels.

“Collateral Agent” means Royal Bank in its capacity as collateral agent for the Secured Parties.

“Commitment” means, with respect to any Lender, the Letter of Credit Commitment or the Incremental Commitment of such Lender, as applicable.

“Commitment Fee” has the meaning specified in Section 2.03(a).

“Commitment Period” means the period from and including the Closing Date until the LC Maturity Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate signed by a Responsible Officer of the Borrower in substantially the form of the attached Exhibit B.

“Confirmation Order” means the final order entered by the Bankruptcy Court confirming the Debtors’ Prepackaged Plan on January 15, 2016.

“Consolidated Cash Flow” means, with respect to any period, the Consolidated Net Income of the Borrower for such period plus, without duplication:

(a) an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by the Borrower or any of the Restricted Subsidiaries in connection with an Asset Disposition, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) provision for taxes based on income or profits of the Borrower and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) the Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Consolidated Cash Flow shall be calculated to give effect to the following:

(1) Pro forma effect shall be given to any acquisition of a company, business, asset or Vessel that has been made by the Borrower or any of the Restricted Subsidiaries during the four-quarter reference period, or approved and expected to be consummated within 30 days of the calculation date, including, in each case, through a merger or consolidation or an acquisition, and including any related financing transactions, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date, in each case, as if such transaction had occurred on the first day of the applicable four-quarter reference period.

(2) The Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

(3) The provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, the calculation of the Consolidated Interest Coverage Ratio hereunder, shall give effect to any incurrence, assumption or guarantee of any Debt relating to the construction, delivery and/or acquisition of any Vessel in accordance with the foregoing clause (1).

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to any transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act; provided, further, however, that (a) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of calculation shall be excluded and (b) the Consolidated Interest Expense attributable to discontinued operations and operations or businesses disposed of prior to the date of calculation, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of the Restricted Subsidiaries following the date of calculation.

“Consolidated Interest Expense” means, for any Person for any period, the sum, without duplication, of: (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding (i) amortization of debt issuance costs and the amortization of original issue discount, (ii) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its stated maturity, to the extent that any of such nonrecurring charges constitute interest expense, and (iii) any interest that is paid solely “in kind” with respect to the Second Lien Notes or the Third Lien Convertible Notes); and (b) the consolidated interest expense of such Person and any Restricted Subsidiaries that was capitalized during such period.

“Consolidated Net Income” means, for any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary;

(b) the Net Income (but not loss) of any Person attributable to any partial interests in a Vessel will be included only to the extent of such partial interest;

(c) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(d) the cumulative effect of a change in accounting principles will be excluded; and

(e) non-cash gains and losses due solely to fluctuations in currency values will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Loans for an additional Interest Period upon the expiration of the Interest Period then in effect for such Loans.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Closing Date, (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (c) was added to the Board of Directors pursuant to Section 2.1(b) of the Stockholders Agreement.

“Contract Unwind Trigger” means the termination of the underlying Drilling Contract and the collection of all Earnings owing under such Drilling Contract to the Borrower or the applicable Restricted Subsidiary.

“Contract Winning Trigger” means the entering into of a Drilling Contract by the Borrower or any Subsidiary of the Borrower that is not already a Guarantor, under which the drilling services are to be performed by a Vessel.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Exposure at such time.

“Debt” means, for any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent,

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services due more than 90 days after such property is acquired or such services are completed;

(f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(g) all obligations of such Person in respect of Disqualified Stock of such Person; or

(h) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Debt” includes all Debt of others secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Debt of any other Person.

“Debt Issuance” shall mean the incurrence by the Borrower or any of the Restricted Subsidiaries of any Debt after the Closing Date (other than as permitted by Section 6.02).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the recitals hereto.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (a) which has defaulted in its obligation to fund Loans hereunder within one Business Day of the date required to be funded by it hereunder, (b) which has failed to fund any portion of its participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (c) which has otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (d) which has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender, in writing, or has made a public statement to the effect, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (e) which has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or the Borrower to provide a certification in writing in form and substance satisfactory to the requesting Person from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such certification in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Borrower, (f) which becomes, or has a parent that has become insolvent or the subject of a proceeding under any Debtor Relief Law or (g) which becomes, or has a parent that has become, the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Disposition, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition of such Designated Non-cash Consideration. For the avoidance of doubt, the assets described in clauses (A), (B) and (C) of the last paragraph of Section 6.04 shall not constitute Designated Non-cash Consideration.

“Disclosure Statement” means the Disclosure Statement for the Prepackaged Plan approved by the Bankruptcy Court on January 15, 2016 (as the same may be superseded by any amended disclosure statement).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible, or for which it is exchangeable, in each case, at the option), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, the following will not constitute Disqualified Stock: (a) any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.06 hereof, and (b) Equity Interests that are convertible or exchangeable into other Equity Interests. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, a State thereof or the District of Columbia.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for use of any Vessel (except Internal Charters and Permitted Third Party Charters).

“Drillship” means each of (a) the Bahamian flag vessels the Platinum Explorer, the Titanium Explorer (formerly known as the Dragonquest) and the Tungsten Explorer and (b) any other drillship hereafter acquired by any Loan Party.

“Earnings” shall mean (i) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, the Borrower, any Restricted Subsidiary or any other Loan Party, of whatsoever nature, arising out of or as a result of the use, operation or chartering (whether by Internal Charter, Permitted Third Party Charter or otherwise) by the Borrower, any Restricted Subsidiary or any other Loan Party or their respective agents of any Vessel, including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder; (ii) all moneys and claims for moneys due and to become due to the Borrower, any Restricted Subsidiary or any other Loan Party, and all claims for damages, arising out of the breach of any and all present and future Drilling Contracts, Internal Charters, Permitted Third Party Charters, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Vessel and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to the Borrower, any Restricted Subsidiary or any other Loan Party, or their respective successors or assigns, arising out of or in any way connected with the present or future use, operation or chartering of any Vessel or arising out of or in any way connected with any and all present and future requisitions, Drilling Contracts, Internal Charters, Permitted Third Party Charters, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of such Vessel; (iii) all moneys and claims due and to become due to the Borrower, any Restricted Subsidiary or any other Loan Party, and all claims for damages and all insurance and other proceeds, in respect of the actual or constructive total loss of or requisition of use of or title to any Vessel; and (iv) any proceeds of the foregoing and all interest and earnings from the investment of any of the foregoing and the proceeds thereof.

“Earnings Account” shall mean an interest bearing account or other deposit account into which all Earnings derived from each Drilling Contract shall be deposited or forwarded that is subject to an Account Control Agreement (or other comparable arrangements that are effective to create an Acceptable Security Interest under applicable Legal Requirements acceptable (and, otherwise, on terms reasonably acceptable to the Collateral Agent)), in each case to the extent required under Section 6.15.

“Earnings Assignment” means collectively the first priority assignments of Earnings in favor of the Collateral Agent given by any Loan Party or any applicable Internal Charterer respecting all Earnings derived from the Vessels and their respective operations and containing an assignment by such Loan Party of all of its rights, title and interest in and to each Internal Charter, in substantially the form of Exhibit C-1 or Exhibit C-2, as applicable, or such other form approved by the Collateral Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, with respect to any Debt and as of any date of determination, the effective yield (as reasonably determined by the Borrower in accordance with customary financial practices and approved by the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed)) applicable to such Debt, including the interest rate margins applicable to such Debt on such date and giving effect to the amount of original issue discount (“OID”) and/or upfront fees paid or payable (which shall be deemed to constitute like amounts of OID assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Debt)) by the Borrower to the holders of such Debt; provided that “Effective Yield” shall not include customary arrangement, commitment, structuring or amendment fees payable to one or more arrangers (or their respective Affiliates) in connection with such Debt.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent, and, so long as no Event of Default exists under Section 7.01(a) or 7.01(e), the Borrower, in either case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, any natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” means shares of capital stock, shares, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations (but excludes any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, (a) with respect to a Eurodollar Loan for the relevant Interest Period, the rate of interest per annum equal to (i) the LIBOR rate administered by the ICE Benchmark Administration or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if the rates referenced in the preceding subsection (i) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such interest period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; and (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative

Agent’s London Branch to major banks in the offshore Dollar market at their request at the date and time of determination. Notwithstanding anything in this Agreement to the contrary, with respect to Initial Term Loans only, if the Eurodollar Rate is determined to be less than 0.50% for any Interest Period, such rate shall be deemed to be 0.50% at such time for purposes of this Agreement.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning set forth in Section 7.01.

“Event of Loss” means any of the following events:

(a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel;

(b) the destruction of a Vessel;

(c) damage to a Vessel to an extent, determined in good faith by the Borrower within 90 days after the occurrence of such damage as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence); or

(d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within six months.

An Event of Loss shall be deemed to have occurred:

(w) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss, or if such date is unknown, on the date such Vessel was last reported;

(x) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of determination of such total loss;

(y) in the case of any event referred to in clause (c) above, upon such date of determination; and

(z) in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

“Event of Loss Proceeds” means all compensation, damages and other payments (including insurance proceeds) received by the Borrower or any Subsidiary, either Agent, the Second Lien Notes Trustee or the Third Lien Convertible Notes Trustee, jointly or severally, from any Person, including any Governmental Authority, with respect to or in connection with an Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) as a result of a present or former connection between it and the jurisdiction (or any political subdivision thereof) imposing such tax (other than any such connection arising solely from it having executed, delivered, become a party to, performed its obligations, received a payment under, received or perfected a security interest under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in (a) or any other jurisdiction in which such Loan Party is located, (c) in the case of a Lender, any withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.10(a), or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 2.10(e) or 2.10(g) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Debt” means Debt and other obligations outstanding under the 2012 Term Loan Facility, 2013 Term Loan Facility, 2019 Senior Notes and 2023 Senior Notes.

“Existing Letters of Credit” means each Letter of Credit issued pursuant to the Pre-Petition Credit Agreement that is outstanding on the Closing Date. All Existing Letters of Credit are listed on Schedule 1.01(b).

“Existing Revolving Loans” means the revolving loans outstanding under the Pre-Petition Credit Agreement immediately prior to the Closing Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means the letter dated February 10, 2016 between the Borrower and the Administrative Agent.

“First Lien Obligations” means, collectively, the Initial Term Loans, the Letter of Credit Obligations and any Incremental Revolving Loans.

“First Lien Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, the Administrative Agent, the Collateral Agent and one or more Incremental Equivalent Debtholder Representatives, substantially in the form of Exhibit D-1.

“Flag Jurisdiction Transfer” means the transfer of the registration and flag of a Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction; provided that the following conditions are satisfied with respect to such transfer:

(a) On each Flag Jurisdiction Transfer Date with respect to a Vessel, the Loan Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Collateral Agent for the prompt recording thereof) in the appropriate vessel registry a Ship Mortgage with respect to the Vessel being transferred (the “Transferred Vessel”) and the Ship Mortgage shall be effective to create in favor of the Collateral Agent an Acceptable Security Interest in such Transferred Vessel. All filings, deliveries of instruments and other actions necessary in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected (or arrangements reasonably satisfactory to the Collateral Agent for the prompt effectiveness thereof shall have been made) and the Collateral Agent shall have received reasonably detailed customary evidence thereof;

(b) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Collateral Agent in its sole discretion) with respect to a Transferred Vessel, the Collateral Agent shall have received from (i) counsel to the Loan Party consummating the Flag Jurisdiction Transfer reasonably satisfactory to the Collateral Agent, an opinion addressed to the Agents and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (A) be in form and substance reasonably acceptable to the Collateral Agent and (B) cover such matters incident thereto as the Collateral Agent may reasonably request (including matters addressed in the opinions of counsel delivered with respect to the Vessels pursuant to Section 3.01) and (ii) local counsel to the Loan Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Collateral Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Loan Party owning such Transferred Vessel is organized, opinions addressed to the Agents and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (A) be in form and substance reasonably acceptable to the Collateral Agent and (B) cover the perfection of the security interests granted pursuant to the Ship Mortgage(s) and such other matters incident thereto as the Collateral Agent may reasonably request (including matters addressed in the opinions of counsel delivered with respect to the Vessels pursuant to Section 3.01);

(c) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Collateral Agent in its sole discretion) with respect to a Vessel, the Collateral Agent shall have received: (x) certificates of ownership, transcripts of register, or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Loan Party and (y) to the extent not otherwise evidenced by the items described in immediately preceding clause (x), the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent, Permitted Prior Liens and Permitted Liens having priority under Legal Requirements; and

(d) On or prior to each Flag Jurisdiction Transfer Date with respect to a Vessel, the Collateral Agent shall have received a certificate, dated as of a recent date, signed by a Responsible Officer of the Loan Party commencing such Flag Jurisdiction Transfer, certifying that (i) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (ii) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer, (iii) such proposed Flag Jurisdiction Transfer complies with the conditions of this definition (with such detailed back-up data as the Collateral Agent may reasonably request) and (iv) any other matters the Collateral Agent may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Deposit Accounts” has the meaning set forth in the Security Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Loan Party is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other LC Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Granting Lender” has the meaning set forth in Section 10.06(g).

“Growth Capital Expenditures” means any Capital Expenditures other than Maintenance Capital Expenditures.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Payment” has the meaning set forth in Section 8.16(a).

“Guarantors” means the Borrower and each Restricted Subsidiary of the Borrower that becomes a party to this Agreement pursuant to Section 5.12, in each case, together with their respective successors and assigns until the Guarantee of such Person has been released in accordance with the provisions of this Agreement. As of the Closing Date, the Guarantors shall be those Persons listed on Schedule 1.01(a).

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and chlorofluorocarbons and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Swap Contract.

“Immaterial Subsidiary” means any Subsidiary of the Borrower or any of the Restricted Subsidiaries, in each case designated by the Borrower, the book value of the assets of which is not greater than $25,000 at any time; provided, that the aggregate book value of the assets of all Immaterial Subsidiaries may not exceed $100,000 at any time. As of the Closing Date, Vantage Luxembourg I SARL constitutes an Immaterial Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(e).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 6.02(a)(xiv).

“Incremental Equivalent Debt Documents” means, collectively, each agreement, instrument or document executed by the Borrower, any Restricted Subsidiary or any of their respective officers at any time in connection with any Incremental Equivalent Debt.

“Incremental Equivalent Debtholder Representative” means a representative of the holders of any Incremental Equivalent Debt designated pursuant to the terms of the applicable Intercreditor Agreement together with its successors and assigns.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(c).

“Incremental Lender” has the meaning set forth in Section 2.14(b).

“Incremental Loan” means, as the context may require, an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Lender” has the meaning set forth in Section 2.14(b).

“Incremental Revolving Loan” means the loans made pursuant to the Incremental Revolving Commitments.

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(b).

“Incremental Term Loan” means the loans made pursuant to the Incremental Term Commitments.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.05.

“Initial Term Lender” means, at any time, any Person that holds an outstanding Initial Term Loan at such time. As of the Closing Date, the Initial Term Lenders are those Persons listed on Annex I.

“Initial Term Loan Maturity Date” means the earlier of (a) December 31, 2019 and (b) the acceleration of all Obligations pursuant to Article VII.

“Initial Term Loans” means the term loans deemed to be made by the Initial Term Lenders to the Borrower under Section 2.01 on the Closing Date.

“Insurance Advisor” means Willis Towers Watson or another independent insurance advisor to the Collateral Agent who is reasonably satisfactory to the Borrower and who is not the Borrower’s independent marine insurance broker.

“Insurance Assignment” means collectively the first priority assignments of insurance in favor of the Collateral Agent given by any Loan Party, including the applicable Internal Charterer, if any, respecting all insurance covering the Vessels or their respective operations in substantially the form of Exhibit E-1 or Exhibit E-2, as applicable, or such other form approved by the Collateral Agent.

“Intercreditor Agreement” means, as the context may require, the First Lien Pari Passu Intercreditor Agreement, the Second Lien Intercreditor Agreement or the Third Lien Subordination and Intercreditor Agreement.

“Interest Period” means, for each Eurodollar Loan, the period commencing on the date of such Eurodollar Loan is made (or deemed made) or the date of the conversion of any existing ABR Loan into such Eurodollar Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected or deemed selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two or three months, in each case as the Borrower may select; provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) other than as set forth herein, the Borrower may not select any Interest Period for any Loan which ends after the applicable Maturity Date.

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Guarantor that is a Vessel owner (or an Internal Charterer of such Vessel) and any Internal Charterer.

“Internal Charterer” means any Restricted Subsidiary of the Borrower that is (a) not the owner of the relevant Vessel and (b) a party to any Drilling Contract or any bareboat charter or other such charter in respect of a Vessel.

“Investment” of any Person means any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Debt or other securities of another Person, (b) a loan, advance (other than commission, travel and similar advances to officers and employees, drawing accounts and similar expenditures, prepayments or deposits, in each case, made in the ordinary course of business) or capital contribution to, guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Transfer” means, with respect to any Property of the Borrower or any Restricted Subsidiary, (a) any damage to or destruction of such Property that results in an insurance settlement with respect thereto, (b) the confiscation, condemnation, requisition of title, appropriation or similar taking regarding such Property by any Governmental Authority, including by deed in lieu of condemnation, (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it or (d) any Event of Loss.

“IP Rights” has the meaning set forth in Section 4.18.

“ISM Code” has the meaning set forth in Section 4.08.

“Issuing Bank” means Royal Bank in its capacity as an issuer of Letters of Credit including, without limitation, each Existing Letter of Credit.

“Jackup Rig” means (a) each of the Panamanian flag vessels the Topaz Driller, the Emerald Driller, the Sapphire Driller and the Aquamarine Driller and (b) any other mobile offshore drilling unit hereafter acquired by any Loan Party, the legs of which can be lowered to the seabed from the hull or platform thereof.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Judgment Currency” has the meaning set forth in Section 10.17(a).

“Judgment Currency Conversion Date” has the meaning set forth in Section 10.17(a).

“Judgment Default” means the entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree or otherwise), or the entry by the Borrower, any Guarantor or any Affiliate of the Borrower (other than the Parent) into any settlement agreement, consent decree or similar agreement, in each case, with respect to any investigations involving, or claims against, one or more of such Persons that would, individually or in the aggregate, exceed $50,000,000.

“Junior Incremental Equivalent Debt” has the meaning specified in Section 6.02(a)(xiv).

“Junior Indebtedness” shall mean, collectively, the Second Lien Notes, the Third Lien Convertible Notes, and any Indebtedness of any Loan Party that is (a) secured by a Lien that is junior in priority to the Lien securing the Obligations, (b) by its terms subordinated in right of payment to all or any portion of the Obligations or (c) unsecured; provided that, in no event shall the First Lien Obligations constitute Junior Indebtedness.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Initial Term Loan, Letter of Credit Commitment, Incremental Term Loan or Incremental Revolving Loan.

“LC Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Collateral Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 2.06(b)(vi), 2.13(f), 7.02 or 7.03 to be maintained at the Collateral Agent’s office and bear interest or be invested in the Collateral Agent’s reasonable discretion in accordance with Section 2.13(f).

“LC Lender” means, at any time, any Person that has a Letter of Credit Commitment or outstanding Letter of Credit Exposure at such time. As of the Closing Date, the LC Lenders are those Persons listed on Annex I as having a Letter of Credit Commitment.

“LC Maturity Date” means the earlier of (a) December 31, 2019 and (b) the acceleration of all Obligations pursuant to Article VII.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” means, collectively, the LC Lenders, the Initial Term Lenders and any Incremental Lenders.

“Letter of Credit” means any letter of credit issued hereunder, including, without limitation, the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Commitment” means, as to each LC Lender, its obligation to purchase participations in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such LC Lender’s Letter of Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06(c) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each LC Lender’s Letter of Credit Commitment is set forth on Annex I or in the Assignment and Assumption pursuant to which such LC Lender shall have assumed its Letter of Credit Commitment, as applicable. The initial aggregate amount of the LC Lenders’ Letter of Credit Commitments is $32,000,000.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit outstanding at such time; provided that with respect to any outstanding Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit after giving effect to all such reductions that have theretofore occurred and are in effect at the relevant time of determination, and (b) the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time. The Letter of Credit Exposure of any LC Lender at any time shall be the sum of its Pro Rata Share of the total Letter of Credit Exposure.

“Letter of Credit Fee” has the meaning set forth in Section 2.03(c).

“Letter of Credit Obligations” means any reimbursement obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Perfection Certificate (and any supplements thereto), each Intercreditor Agreement (and any joinders thereto), the Letter of Credit Documents, the Security Documents, any Incremental Amendment, the Fee Letter and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means the Borrower and any Guarantor.

“Loans” shall mean, as the context may require, any Initial Term Loan, any Incremental Term Loans and any Incremental Revolving Loans.

“Maintenance Capital Expenditures” means, without duplication, the sum of all Capital Expenditures used for the normal maintenance of any existing fixed or capital asset.

“Majority Class Lenders” shall mean, at any time with respect to any Class of Loans or Commitments, Lenders holding more than 50% of the aggregate Credit Exposures of all Lenders with respect to such Class; provided that, at any time when one or more Lenders is a Defaulting Lender, the Credit Exposure held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Class Lenders.

“Majority LC Lenders” means, as of any date of determination, (a) before the Letter of Credit Commitments expire or terminate, LC Lenders holding more than 50% of the aggregate Letter of Credit Commitments of the LC Lenders at such time and (b) thereafter, Lenders holding more than 50% of the aggregate Letter of Credit Exposure of the Lenders at such time; provided that, at any time when one or more Lenders is a Defaulting Lender, the Letter of Credit Commitment or Letter of Credit Exposure held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority LC Lenders.

“Majority Lenders” means as of any date of determination, (a) Lenders holding more than 50% of the aggregate Credit Exposure of the Lenders (other than Credit Exposure in respect of any Incremental Term Loans) at such time and (b) Lenders holding more than 50% of the aggregate Credit Exposure of the Lenders at such time; provided that, at any time when one or more Lenders is a Defaulting Lender, the Credit Exposure held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Management Incentive Plan” means the Offshore Group Investment Limited 2016 Management Incentive Plan, effective February 10, 2016, as the same may be amended or modified from time to time.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender upon any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against any Loan Party of any of the Loan Documents to which it is a party.

“Material Junior Indebtedness” means any Junior Indebtedness with a principal amount in excess of $15,000,000.

“Maturity Date” means, with respect to (a) the Initial Term Loans, the Initial Term Loan Maturity Date, (b) the Letters of Credit, the LC Maturity Date, and (c) any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a national credit rating organization.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Disposition or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of the Restricted Subsidiaries; and

(b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means:

(a) with respect to any Asset Disposition (other than an Event of Loss), the aggregate cash proceeds received by the Borrower or any Restricted Subsidiaries in respect of such Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in respect of any Asset Disposition), net of (i) the direct costs relating to such Asset Disposition, including without limitation, legal, accounting and investment banking fees, sales commission, relocation expenses actually incurred as a result of such Asset Disposition, and taxes paid or payable as a result of such Asset Disposition after taking into account any available tax credits or deductions and any tax sharing arrangements, and (ii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and

(b) with respect to any Debt Issuance by the Borrower or any of the Restricted Subsidiaries, the aggregate cash proceeds thereof, net of the direct costs relating to such Debt Issuance, including, without limitation, legal, accounting, investment banking and consulting fees, commissions, underwriting discounts, and other customary costs and other expenses actually incurred in connection therewith.

“Non-Recourse Debt” means Debt:

(a) as to which neither the Borrower nor any of the Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt of the Borrower or any of the Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity; and

(c) as to which the lenders with respect thereto have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of the Restricted Subsidiaries.

“Note” has the meaning specified in Section 2.02(g)(iv).

“Notice of Borrowing” means a notice of borrowing in substantially the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Notice of Continuation/Conversion” means a notice of continuation or conversion in substantially the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.

“Obligation Currency” has the meaning set forth in Section 10.17(a).

“Obligations” means all loans and advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or any Swap Contract to which a Swap Counterparty is a party (other than an Excluded Swap Obligation) (including, without limitation, all principal, interest, premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursement obligations (including in respect of letters of credit), damages, other liabilities and other amounts, and guarantees of the foregoing amounts, in each case payable by any Loan Party under any Loan Document), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any Operating Leases).

“Operating Lease” of a Person means any lease of Property (other than a lease giving rise to a Capital Lease Obligation or an Off-Balance Sheet Liability) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning specified in the recitals hereto.

“Pari Passu Incremental Equivalent Debt” has the meaning specified in Section 6.02(a)(xiv).

“Participant” has the meaning set forth in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“Payment Dates” means the last Business Day of each March, June, September and December.

“Payment in Full” has the meaning specified in Section 9.10(a)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall mean the perfection certificate delivered on the Closing Date pursuant to Section 3.01(b)(i).

“Permitted Business” means the businesses in which the Borrower and the Restricted Subsidiaries were engaged on the Closing Date and any business reasonably related or complementary thereto.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Permitted Prior Liens” means, at any time with respect to a Vessel:

(a) Liens for crews’ wages (including the wages of the master of the Vessel) that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Vessel, the master of the Vessel or a charterer or lessee of such Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining and repairing the Vessel (other than those referred to in clauses (a) and (b) above), that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss; provided that, except in respect of maritime Liens for necessaries provided in the United States to any Vessel registered under a foreign flag, any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Ship Mortgage in respect of such Vessel;

(d) Liens for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(f) Liens for charters or subcharters or leases or subleases permitted under this Agreement; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Ship Mortgage in respect of such Vessel; and

(g) Liens of any Ship Mortgage in favor of the Collateral Agent.

“Permitted Refinancing Debt” means any Debt of the Borrower or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Debt of the Borrower or any of the Restricted Subsidiaries (other than intercompany Debt); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Debt is incurred or guaranteed by the same obligors on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Third Party Charter” means the charter of a Vessel to a third party in conjunction with the conduct of drilling operations, where a Guarantor effectively retains operational control of the Vessel and local law requires a resident person of the nation in whose waters the Vessel is located to charter the Vessel as a condition to the lawful conduct of drilling operations in such waters and where a Loan Party is the ultimate beneficiary of indemnities under the Drilling Contract.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning specified in the recitals hereto.

“Plan” means any Pension Plan or Multiemployer Plan.

“Platform” has the meaning set forth in Section 10.07.

“Pre-Petition Credit Agreement” has the meaning specified in the recitals hereto.

“Prepackaged Plan” has the meaning specified in the recitals hereto.

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet of the Borrower as of December 31, 2015 and a pro forma statement of operations for the twelve-month period ending on such date, adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the Projections.

“Pro Rata Share” means, (a) with respect to each LC Lender, (i) before all of the Letter of Credit Commitments terminate, the ratio (expressed as a percentage) of such LC Lender’s Letter of Credit Commitment to the aggregate Letter of Credit Commitments at such time and (ii) thereafter, the ratio (expressed as a percentage) of such LC Lender’s Letter of Credit Exposure at such time to the aggregate outstanding Letter of Credit Exposure of all LC Lenders at such time, and (b) with respect to any Lender, the percentage of the total Loans and Commitments with respect to a particular Class of Loans or Commitments.

“Process Agent” has the meaning set forth in Section 10.14(b).

“Projections” means, as the context may require, the Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions by the Borrower believed to be reasonable at the time made, together with appropriate supporting statements in reasonable detail.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Public Lender” has the meaning set forth in Section 10.07.

“Register” has the meaning set forth in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer, Assistant Treasurer, Finance Director or Tax Director of a Person.

“Restricted Payment” means, with respect to any Person: (a) the declaration or making by such Person or any of its Subsidiaries of any dividend or other distribution with respect to any Equity Interest of such Person (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or any Restricted Subsidiary); (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in such Person or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in such Person or any Subsidiary thereof and (c) any payment by such Person or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement (including the term sheet and any other attachments thereto), dated as of December 1, 2015, by and among the Debtors, the Administrative Agent and the Lenders.

“Royal Bank” has the meaning specified in the introductory paragraph hereto.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“Sanctioned Country” shall mean, at any time, a country or territory that is subject to comprehensive Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Second Lien Indenture” means that certain Indenture dated as of February 10, 2016, among the Borrower, the guarantors party thereto and the Second Lien Notes Trustee.

“Second Lien Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, the Administrative Agent, the Collateral Agent, the Second Lien Notes Trustee and one or more Incremental Equivalent Debtholder Representatives, as applicable, substantially in the form of Exhibit D-2.

“Second Lien Notes” means the Borrower’s 10.0% senior secured notes due 2020 under the Second Lien Indenture.

“Second Lien Notes Documents” means, collectively, the Second Lien Indenture and each agreement, instrument or document executed by the Borrower, any Restricted Subsidiary or any of their respective officers at any time in connection with the Second Lien Notes.

“Second Lien Notes Trustee” means U.S. Bank National Association.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders and the Swap Counterparties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Security Agreement” means the Fourth Amended and Restated Pledge and Security Agreement dated as of the Closing Date made by the Loan Parties in favor of the Collateral Agent in substantially the form of Exhibit I.

“Security Documents” means, collectively, each Assignment, each Ship Mortgage, the Security Agreement, each Account Control Agreement, and each other document, instrument or agreement between a Loan Party and the Collateral Agent in connection therewith or otherwise executed by a Loan Party and the Collateral Agent in order to secure all or a portion of the Obligations in form and substance reasonably acceptable to the Collateral Agent.

“Ship Mortgage” means any of the statutory mortgages and collateral deeds of covenant, the first preferred mortgages, and the first naval mortgages over the Vessels, in favor of the Collateral Agent, in substantially the form of Exhibits J-1 or J-2 or such other form as may be required by the applicable Legal Requirements of an Acceptable Flag Jurisdiction and reasonably acceptable to the Collateral Agent, with the additional requirement that such mortgage satisfies the definition of “preferred mortgage” under 46 U.S.C. Section 31301(6) and any comparable statutes and regulations of the applicable Acceptable Flag Jurisdiction.

“Significant Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“SPC” has the meaning set forth in Section 10.06(g).

“Specified Proceeds” means any proceeds received by a Loan Party as a result of any litigation, arbitration or other dispute, or any settlement or other resolution in respect thereof, with Petrobras Venezuela Investments & Services B.V. and/or certain of its affiliates in respect of the termination of the Drilling Contract for the Titanium Explorer and related matters, net of the reasonable costs and expenses incurred by the Loan Parties directly in connection therewith.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, among the Borrower and the stockholders party thereto.

“Subordinated Intercompany Note” shall mean the Subordinated Intercompany Note, substantially in the form of Exhibit K or such other form reasonably acceptable to the Collateral Agent.

“Subsidiary” of a Person means (a) any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the Board of Directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) which entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with any Loan Party.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, as the context may require, an Initial Term Loan or any Incremental Term Loan.

“Third Lien Indenture” means that certain Indenture dated as of February 10, 2016, among the Borrower, the guarantors party thereto and the Third Lien Convertible Notes Trustee.

“Third Lien Convertible Notes” means the Borrower’s step-up senior subordinated third lien secured convertible notes due 2030 under the Third Lien Indenture.

“Third Lien Convertible Notes Documents” means, collectively, the Third Lien Indenture and each other agreement, instrument or document executed by the Borrower, any Restricted Subsidiary or any of their respective officers at any time in connection with the Third Lien Convertible Notes.

“Third Lien Convertible Notes Trustee” means U.S. Bank National Association.

“Third Lien Subordination and Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, the Administrative Agent, the Collateral Agent, the Second Lien Notes Trustee, the Third Lien Convertible Notes Trustee and one or more Incremental Equivalent Debtholder Representatives, as applicable, substantially in the form of Exhibit D-3.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans and issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Grantors (as defined in the Second Lien Indenture) of the Second Lien Notes Documents to which they are a party and the issuance of the Second Lien Notes pursuant thereto, (c) the execution, delivery and performance by the Grantors (as defined in the Third Lien Indenture) of the Third Lien Convertible Notes Documents to which they are a party and the issuance of the Third Lien Convertible Notes pursuant thereto, (d) the extinguishment of the Exiting Debt in accordance with the Prepackaged Plan and (e) the payment of related fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(a) has no Debt other than Non-Recourse Debt;

(b) except as permitted by Section 6.08, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Borrower or any of the Restricted Subsidiaries (including, without limitation, any Junior Indebtedness); and

(e) is not the owner or Internal Charterer of a Vessel.

The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein.

“Unused LC Commitments” means the difference between (a) the aggregate Letter of Credit Commitments and (b) the Letter of Credit Exposure.

“US Prime Rate” means the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging any corporate customer.

“Vantage Malaysia” has the meaning specified in Section 5.18(e).

“Vessels” means (a) the Jackup Rigs, (b) the Drillships and (c) any other vessel hereafter acquired by the Borrower or any Restricted Subsidiary, in each case, together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Equity Interests of any special purpose entity that owns such Vessel; provided that upon the consummation of any Asset Sale involving the sale, lease, conveyance or other disposition of all of the interests in a Vessel permitted hereunder, any Vessel that is the subject of such Asset Sale, shall no longer constitute thereafter a Vessel hereunder.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Equity Interests or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Equity Interests has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Debt.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.04 Accounting Terms.

(a) For purposes of this Agreement, unless otherwise specified herein, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means changes in accounting principles required by GAAP and implemented by the Borrower. Notwithstanding anything in this Agreement to the contrary, any change in GAAP that would require obligations under Operating Leases to be treated similarly to Capital Lease Obligations shall not be given effect in the definition of Debt or any related definitions or in the computation of any financial ratio or requirement hereunder.

(c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.05 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, renewed, extended or replaced from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

THE CREDIT FACILITY

Section 2.01 Initial Term Loans. Each Initial Term Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, that, on the Closing Date, 100% of the principal amount of its Existing Revolving Loans shall be converted into, and it shall be deemed to have made, an Initial Term Loan to the Borrower in a principal amount equal to the amount set forth opposite its name on Annex I hereto. Amounts repaid or prepaid in respect of the Initial Term Loans may not be reborrowed.

Section 2.02 Method of Borrowing.

(a) Notice. Each Loan (other than Initial Term Loans deemed to be made on the Closing Date) shall be made pursuant to a Notice of Borrowing, given not later than 12:00 p.m. Noon (New York time) (i) on the third Business Day before the requested Borrowing Date of any Loan of Eurodollar Loans, and (ii) on the Business Day before the requested date of any ABR Loans, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to each applicable Lender prompt notice on the day of receipt of a timely Notice of Borrowing. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the aggregate principal amount of such Loan and (C) with respect to any Eurodollar Loans, the requested Interest Period to apply thereto. The Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.05(a)(i) or (ii). Each applicable Lender shall make available its Pro Rata Share of such Loan before 2:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office (other than Initial Term Loans deemed to be made on the Closing Date). After the Administrative Agent’s receipt of such funds and upon fulfillment of the conditions precedent set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower not later than 3:00 p.m. (New York time) at such account as the Borrower shall specify in writing to the Administrative Agent.

(b) Continuations; Conversions. In order to elect to Continue or convert a Loan under this Section, the Borrower shall deliver an irrevocable Notice of Continuation/Conversion to the Administrative Agent at its Applicable Lending Office no later than 12:00 p.m. Noon (New York time) (i) at least three Business Days in advance of the requested date of any conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to ABR Loans and (ii) at least one Business Day in advance of the requested date of any ABR Loan. Each such Notice of Continuation/Conversion shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Continuation or conversion date (which shall be a Business Day), (B) the amount of the Loans to be Continued or converted, and (C) with respect to any Eurodollar Loans, the requested Interest Period to apply thereto. Promptly after receipt of a Notice of Continuation/Conversion under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and notify each applicable Lender of the interest rate under Sections 2.05(a)(i) or (ii).

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Loans;

(ii) if the Administrative Agent is unable to determine the Eurodollar Rate for any requested Loan and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Loans for any subsequent Loan and the obligation of the applicable Lenders to make such Eurodollar Loans shall be suspended until the Administrative Agent shall notify, and the Administrative Agent agrees to promptly so notify, the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each such Loan shall be an ABR Loan;

(iii) if the Majority Class Lenders with respect to a particular Class of Loans shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Loan under such Class of Loans, notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, (A) the right of the Borrower to select Eurodollar Loans and the obligation of the applicable Lenders to make Eurodollar Loans shall be suspended until the Majority Class Lenders with respect to such Class of Loans shall notify, and the Majority Class Lenders with respect to such Class of Loans agree to promptly so notify, the Administrative Agent, who will in turn promptly notify the Borrower and the other applicable Lenders, that the circumstances causing such suspension no longer exist, and (B) each Loan shall, on the last day of the then existing Interest Period, either (1) convert into an ABR Loan or (2) continue as one or more Eurodollar Loans of Interest Periods not affected by such notice of the Majority Class Lenders with respect to such Class of Loans, as selected by the Borrower;

(iv) if the Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Continuation/Conversion, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders, and the Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(v) if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Class Lenders with respect to a particular Class, so notifies the Borrower in writing, then, so long as an Event of Default is continuing, no Loan under such Class may be converted or Continued as a Eurodollar Loan.

(d) Notices Irrevocable. Each Notice of Borrowing and each Notice of Continuation/Conversion delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of any Notice of Continuation/Conversion specifying Eurodollar Loans, the Borrower shall indemnify each applicable Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Continuation/Conversion for such Loan the conditions precedent set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the corresponding Loan, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Loan available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Loan available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Eurodollar Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Subject to Section 2.16, if such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Loan for purposes of this Agreement even though not made on the same day as the other Loans. If such Lender’s Loan as part of such Loan is not made available by such Lender within three Business Days of the Borrowing Date, the Borrower shall repay such Lender’s share of such Loan (together with interest thereon at the interest rate applicable during such period to Eurodollar Loans) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s Pro Rata Share of such Loan that was not made available to the Administrative Agent.

(f) Lender Obligations Several. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation, if any, to make its Loan on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender on any applicable Borrowing Date.

(g) Noteless Agreement; Evidence of Debt.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from the Loans made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Loan made hereunder, the Class of such Loan and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that the Loans owing to such Lender be evidenced by one or more promissory notes (each, a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note (or Notes, as applicable) payable to the order of such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more

Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of each LC Lender a commitment fee (a “Commitment Fee”) equal to the product of 0.50% per annum and the average daily amount of the Unused LC Commitments during the Commitment Period. The Commitment Fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date occurring after the Closing Date and continuing thereafter through and including the Maturity Date. Notwithstanding the foregoing, no Commitment Fee shall accrue on any Defaulting Lender’s Pro Rata Share of the Unused LC Commitment and no Defaulting Lender shall be paid a Commitment Fee hereunder while it is a Defaulting Lender.

(b) Agency Fees. The Borrower agrees to pay to the Administrative Agent for its own account the fees as separately agreed upon in the Fee Letter.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of each LC Lender a letter of credit fee (“Letter of Credit Fee”) at a per annum rate equal to 5.50%. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date. Notwithstanding the foregoing, no Letter of Credit Fee shall accrue on any Defaulting Lender’s Pro Rata Share of the such Letters of Credit and no Defaulting Lender shall be paid a Letter of Credit Fee hereunder while it is a Defaulting Lender.

(ii) In the event that either (A) the Issuing Bank (or any of its Affiliates) is not an LC Lender hereunder or (B) the Issuing Bank (or any of its Affiliates) is not the sole LC Lender hereunder, the Borrower agrees to pay to the Administrative Agent for the benefit of the Issuing Bank, a fronting fee for each Letter of Credit issued or outstanding after such occurrence for its account equal to the greater of (y) $500.00 and (z) 0.25% per annum of the amount available for drawing of such Letter of Credit. Each such fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date.

(iii) In addition, the Borrower agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance, amendment, renewal or extension of a Letter of Credit or processing of drawings thereunder, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the applicable Persons; provided that, any Letter of Credit Fees otherwise payable under this Section 2.03 for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Bank pursuant to Section 2.13 shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other LC Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16, with the balance of such fee, if any, payable to the Borrower if the Borrower has entered into the arrangements described in Section 2.13, and otherwise to the Issuing Bank for its own account. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04 Repayment.

(a) The Borrower shall repay to the Administrative Agent, for the account of the Initial Term Lenders (i) the Initial Term Loans in consecutive quarterly installments on each Payment Date commencing March 31, 2016 in an amount equal to 0.25% of the original principal amount of the Initial Term Loans on the Closing Date (as adjusted from time to time pursuant to Section 2.06) and (ii) on the Initial Term Loan Maturity Date, the aggregate principal amount of Initial Term Loans then outstanding.

(b) The Borrower shall repay to the Administrative Agent for the account of the Incremental Lenders the aggregate outstanding principal amount of each Incremental Loan on the dates and in the amounts specified in the applicable Incremental Amendment.

Section 2.05 Interest.

(a) Initial Term Loans. The Borrower shall pay interest on the unpaid principal amount of each Initial Term Loan made to the Borrower by each Initial Term Lender to it from the Closing Date until such principal amount shall be paid in full, at the following rates per annum:

(i) ABR Loans. If such Initial Term Loan is an ABR Loan, a rate per annum equal to ABR plus 5.50%, as such rate may be increased from time to time pursuant to Section 2.14(d)(ii)(E), payable in arrears on each Payment Date and on the date such ABR Loan shall be paid in full.

(ii) Eurodollar Loans. If such Initial Term Loan is a Eurodollar Loan, a rate per annum equal to the Eurodollar Rate for such Interest Period plus 6.50%, as such rate may be increased from time to time pursuant to Section 2.14(d)(ii)(E), payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period three months from the first day of such Interest Period.

(b) Incremental Loans. The Borrower shall pay interest on the unpaid principal amount of each Incremental Loan made to the Borrower by each applicable Incremental Lender to it from the date of such Incremental Loan until such principal amount shall be paid in full, on the dates and at the rates per annum set forth in the applicable Incremental Amendment.

(c) Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower by such Lender, from the effective date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

(d) Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving effect to all items charged which constitute “interest” under applicable Legal Requirements, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirements, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall promptly be paid to the Borrower and such Lenders shall provide the Borrower a reasonably detailed written explanation of the nature and amount of such excess.

(e) Default Interest. Upon the occurrence and the during the continuance of an Event of Default pursuant to Section 7.01(a) or 7.01(e) or, if so elected by the Majority Class Lenders, upon the occurrence and the during the continuance of any other Event of Default, the Borrower shall pay interest, to the extent permitted by law, on the outstanding Loans under such Class to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.05 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to a Eurodollar Loan plus 2.00%.

Section 2.06 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may from time to time elect to prepay, in whole or in part, without premium or penalty any of the Loans owing by it to the Lenders, after giving prior written notice of such election to the Administrative Agent by 12:00 a.m. (New York time) (A) at least three Business Days prior to any date of prepayment of Eurodollar Loans and (B) at least one Business Day prior to any date of prepayment of ABR Loans, in each case, stating the proposed date and aggregate principal amount of such prepayment and the Class of Loans to which such prepayment shall be applied; provided that in no event shall any payment of Incremental Term Loans be made prior to payment in full of all outstanding Initial Term Loans, except as permitted pursuant to Section 6.13. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each applicable Lender and the Borrower shall prepay such Loans in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.07; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples in excess thereof (or such lesser amount as may then be outstanding).

(b) Mandatory Prepayments.

(i) Asset Dispositions (other than an Event of Loss). Upon the occurrence of any Asset Disposition other than an Event of Loss, the Borrower shall prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit, in accordance with Section 2.06(b)(vi), in an amount equal to 100% of any Net Proceeds within three Business Days of receipt thereof by the Borrower or any Restricted Subsidiary; provided, however, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent within three Business Days of receipt of such Net Proceeds), and so long as no Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may, within 365 days after the receipt of such Net Proceeds, use any such proceeds (A) to invest in operating assets of the Borrower and the Restricted Subsidiaries, (B) to acquire all or substantially all of the assets of, or any Equity Interests of, any Person which if it were a Restricted Subsidiary would be considered to be engaged in a Permitted Business, provided that, after giving effect to such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary, (C) to make Capital Expenditures for the Borrower or any Restricted Subsidiary or (D) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Permitted Business of the Borrower or the Restricted Subsidiaries; provided that such Net Proceeds shall be held in a segregated bank account designated by the Collateral Agent subject to an Account Control Agreement until such time as they are used to prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit in accordance with Section 2.06(b)(vi) and/or are used in accordance with this Section 2.06(b)(i). In the event that any Net Proceeds are not used in accordance with this Section 2.06(b)(i) by the Borrower prior to the earlier of (A) the last day of such 365 day period and (B) the date of the occurrence of a Default, the Borrower shall immediately prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit on the last day of such period (or such earlier date, as the case may be) in accordance with Section 2.06(b)(vi).

(ii) Event of Loss. Upon the occurrence of any Event of Loss, the Borrower shall prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit, in accordance with Section 2.06(b)(vi), in an amount equal to 100% of any Event of Loss Proceeds within three Business Days of receipt thereof by the Borrower or any Restricted Subsidiary; provided that such Event of Loss Proceeds shall be held in a segregated bank account designated by the Collateral Agent subject to an Account Control Agreement until such time as they are used to prepay the Obligations in accordance with this clause (ii).

(iii) Debt Issuance. Within three Business Days of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds from any Debt Issuance, the Borrower shall prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit in accordance with Section 2.06(b)(vi) in an aggregate amount equal to 100% of such Net Proceeds.

(iv) Specified Proceeds. If at any time the Borrower or any Restricted Subsidiary elects to make any Restricted Payment pursuant to Section 6.06(h), any Investment pursuant to Section 6.05(h) or any payments of Junior Indebtedness pursuant to Section 6.13(a)(iii), prior to or concurrent with the making of such Restricted Payment, Investment or payment, the Borrower shall use at least 50% of the Specified Proceeds (prior to such Restricted Payment, Investment or payment of Junior Indebtedness) to prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit in accordance with Section 2.06(b)(vi).

(v) Letters of Credit. If at any time the Letter of Credit Exposure exceeds the aggregate Letter of Credit Commitment, the Borrower shall immediately cash collateralize the Letter of Credit Obligations in accordance with Section 2.13(f) in an amount at least equal to such excess.

(vi) Unless pursuant to any Incremental Amendment or any Incremental Equivalent Debt Document any applicable Incremental Lender or holder of any applicable Incremental Equivalent Debt has elected to receive lesser payments or any other Person shall be entitled to receive such payment under the terms of the applicable Intercreditor Agreement(s) (in each such case the following description of payment priorities shall be deemed modified to reflect any such differing payments), each prepayment pursuant to this Section 2.06(b) shall be applied as follows:

(A) first, to prepay any Incremental Revolving Loans or any Pari Passu Incremental Equivalent Debt to the full extent thereof and to permanently reduce the Incremental Revolving Commitments and commitments in respect of Pari Passu Incremental Equivalent Debt by the amount of such prepayment and to prepay outstanding reimbursement obligations with respect to Letters of Credit and to permanently reduce the Letter of Credit Commitments by the amount of such prepayment, together with the outstanding amount of accrued and unpaid Letter of Credit fees, interest, indemnities and other amounts payable to the Incremental Revolving Lenders, the holders of any Pari Passu Incremental Equivalent Debt and the Issuing Bank ratably among them in proportion to the respective amounts described herein;

(B) second, to cash collateralize Letters of Credit and to permanently reduce the Letter of Credit Commitments by the amount of such cash collateralization;

(C) third, to prepay the Initial Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), applied to reduce the scheduled remaining installments of principal in the direct order of maturity, together with the outstanding amount of accrued and unpaid interest on the Initial Term Loans, fees, indemnities and other amounts payable to the Initial Term Loan Lenders ratably among them in proportion to the respective amounts described herein;

(D) fourth, to prepay any Incremental Term Loans and any Junior Incremental Equivalent Debt on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), applied to reduce the scheduled remaining installments of principal, in the event there are amortization payments on any Incremental

Term Loan or any Junior Incremental Equivalent Debt, to the remaining scheduled amortization payments of such Incremental Term Loans or such Incremental Equivalent Debt in the direct order of maturity; provided that, if at the time any amount is required to be paid pursuant to Section 2.06(b)(ii), the Borrower is required to offer to repurchase or prepay any Junior Indebtedness with respect thereto pursuant to the terms of the documentation governing such Debt with any Event of Loss Proceeds (such Debt required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Event of Loss Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of any Incremental Term Loans, Junior Incremental Equivalent Debt and Other Applicable Indebtedness at such time; provided that the portion of such Event of Loss Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Event of Loss Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Event of Loss Proceeds shall be allocated to the Incremental Term Loans in accordance with the terms hereof) to the prepayment of any Incremental Term Loans and any Junior Incremental Equivalent Debt and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of any Incremental Term Loans and any Junior Incremental Equivalent Debt that would otherwise have been required pursuant to Section 2.06(b)(ii) shall be reduced accordingly.

Prepayments of Loans pursuant to Section 2.06(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date.

(c) Optional Termination or Reduction of Letter of Credit Commitments. The Borrower may, without premium or penalty, upon notice to the Administrative Agent, terminate the aggregate Letter of Credit Commitments, or from time to time permanently reduce the aggregate Letter of Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as may then be available as aggregate Letter of Credit Commitments) and (iii) the Borrower shall not terminate or reduce the aggregate Letter of Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Letter of Credit Exposure would exceed the aggregate Letter of Credit Commitments. The Administrative Agent will promptly notify the LC Lenders of any such notice of termination or reduction of the aggregate Letter of Credit Commitments. Any reduction of the aggregate Letter of Credit Commitments shall be applied to the Letter of Credit Commitments of each LC Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the aggregate Letter of Credit Commitments shall be paid on the effective date of such termination.

(d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Loans then outstanding hereunder, the Borrower shall, no later than 10:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Loans for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Loan or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Loans for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Loans of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date, (ii) each Lender shall, at the Borrower’s election, simultaneously make an ABR Loan or, if not otherwise prohibited, make an Eurodollar Loan in an amount equal to the aggregate principal amount of the affected Eurodollar Loans, and (iii) the right of the Borrower to select Eurodollar Loans shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) Effect of Notice. All notices given pursuant to this Section 2.06 shall be irrevocable and binding upon the Borrower; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering or other transaction, and the receipt of proceeds thereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such conditions are not satisfied.

Section 2.07 Funding Losses. If (a) any payment of principal of any Eurodollar Loan is made other than on the last day of the Interest Period for such Loan as a result of any payment pursuant to Section 2.06 or the acceleration of the maturity of the Loans pursuant to Article VII or (b) if the Borrower fails to make a principal or interest payment with respect to any Eurodollar Loan on the date such payment is due and payable, the Borrower shall pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses (other than loss of anticipated profits), out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (other than loss of anticipated profits), cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including reasonably detailed calculations thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.08 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Bank;

(ii) subject the Administrative Agent, any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Person in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonably detailed calculations thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Borrower, a Lender or the Issuing Bank, as the case may be, shall also provide a certificate that such Lender or Issuing Bank is generally requesting such compensation from its other similarly situated borrowers.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.09 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each First Lien Obligation and each other Loan shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. Subject to Section 2.16, the Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.07, 2.08 or 2.10, but after taking into account payments effected pursuant to Section 10.04) to the Lenders for the account of their respective Applicable Lending

Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable, unless such computation would exceed the Maximum Rate, in which case interest shall be calculated for actual days elapsed on the basis of a year of 365 days (or, when appropriate, 366 days). Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.10 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable Legal Requirements. If any Loan Party or any Agent shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or such Agent shall make such deductions and (iii) such Loan Party or such Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by such Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything contained in this Section 2.10(c), none of the Agents, the Lenders, and the Issuing Bank shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes hereunder unless such Agent, such Lender or the Issuing Bank, as applicable, makes written demand on the Borrower no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Agent, such Lender or the Issuing Bank, as applicable, for such Indemnified Taxes or Other Taxes, and (ii) the date on which such Agent, such Lender or the Issuing Bank has made payment of such Indemnified Taxes or Other Taxes (except that, if such Indemnified Taxes or Other Taxes are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America:

(i) any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax; or

(ii) any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed and executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, whichever is applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed and executed originals of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, whichever is applicable, or

(D) any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender further agrees that it shall (i) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, and (ii) in the event any previous form delivered by such Lender pursuant to this Section 2.10(e) expires or becomes obsolete or inaccurate, update any such form or certification or promptly deliver any such other properly completed and executed form, certification or documentation as may be required in order to confirm or establish the entitlement of such Lender to an exemption from or a reduction in withholding taxes with respect to payments hereunder or under any other Loan Document if such Lender continues to be so entitled or promptly notify the Administrative Agent and the Borrower in writing of its inability to do so.

(f) Treatment of Certain Refunds. If an Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the written request of such Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or the Issuing Bank in the event such Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) FATCA.

(i) If a payment made to a Lender or the Issuing Bank under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or the Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or the Issuing Bank has complied with such Lender’s or the Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(ii) Each Lender and the Issuing Bank agree that if any documentation, form or certification previously delivered by it pursuant to the preceding subsection expires or becomes obsolete or inaccurate in any respect, it shall update such documentation, form or certification or promptly notify the Administrative Agent and the Borrower in writing of its legal inability to do so.

(iii) For purposes of FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Commitments and the Loans (including any outstanding Loans) as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.11 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in Section 2.13 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.12 Applicable Lending Offices. Each Lender may book its Loans at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Loans shall be deemed held by each Lender for the benefit of such Applicable Lending Office; provided, however, that other than as set forth in Section 2.15(a), such Lender shall not be entitled (a) to recover any costs and expenses incurred by such Lender in connection with such designation and (b) to receive any greater payment under Section 2.08 or 2.10 than the Lender would have been entitled to receive given its selection of its Applicable Lending Office on the Closing Date absent a Change in Law. Each Lender may, by written notice to the Administrative Agent designate replacement or additional Applicable Lending Offices through which Loans will be made by it and for whose account repayments are to be made.

Section 2.13 Letters of Credit.

(a) Issuance. From time-to-time from the Closing Date until five Business Days before the Maturity Date, at the written request of the Borrower (which written request shall contain a certification as to the matters set forth in Section 2.13(a)(i) below), the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or for the account of any Loan Party (in which case the Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit) on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) unless (A) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such issuance, extension or increase of such Letter of Credit before and after giving effect to the issuance, extension or increase of such Letter of Credit and to the application of the proceeds from such issuance, extension or increase of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) and (B) no Default has occurred and is continuing or would result from such issuance, extension or increase of such Letter of Credit;

(ii) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the Letter of Credit Commitment or such Letter of Credit is not denominated in Dollars;

(iii) if any LC Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral to be held in the LC Cash Collateral Account, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such LC Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iv) unless such Letter of Credit has an expiration date not later than the earlier of (A) five Business Days prior to the Maturity Date and (B) one year after the date of issuance of such Letter of Credit or such later date approved by the Issuing Bank in its sole discretion; provided that, any Letter of Credit may have an expiration date later than the date specified in clause (A), so long as at least five Business Days prior to the Maturity Date, the Borrower shall deposit cash collateral in an amount equal to 105% the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with Section 2.13, which amount shall be applied to a fee equal to the greater of $500 or 0.25% per annum on the amount available for drawing under such Letter of Credit in arrears on the last Business Day of each March, June, September and December commencing on the first such day after the Maturity Date and continuing thereafter until the stated expiration of such Letter of Credit;

(v) unless such Letter of Credit is in form and substance reasonably acceptable to the Issuing Bank in its sole discretion;

(vi) unless there are no regulatory limits on doing business with the beneficiary of such Letter of Credit;

(vii) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(viii) unless such Letter of Credit is governed by any of (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or (B) the International Standby Practices ISP98, International Chamber of Commerce Commission Publication No. 590, or any successor to such publications.

If the terms of any Letter of Credit Document conflicts with the terms of this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 5:00 p.m. (New York time) on the third Business Day (or such earlier date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the Issuing Bank or the Administrative Agent may reasonably require.

(b) Participations. Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to each other LC Lender and each other LC Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such LC Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. In consideration and in furtherance of the foregoing, each LC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such LC Lender’s Pro Rata Share of each payment or disbursement made by the Issuing Bank under a Letter of Credit and not reimbursed by the applicable Loan Party (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.13(c). Each LC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the LC Lenders with respect to any such payment or disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

(c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank (with its own funds and not with the proceeds of Loans under this Agreement) in respect of each Letter of Credit issued for its account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a draw presented under a Letter of Credit, if the Issuing Bank shall give notice to the Borrower prior to 12:00 p.m. (New York time) on the date of such payment, then the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing (and if the Issuing Bank shall give notice to the Borrower at or after such time, the Borrower shall reimburse the Issuing Bank on the following Business Day). If such payment is not reimbursed by the Borrower as set forth above, the Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the LC Lenders, and each LC Lender shall promptly reimburse the Issuing Bank for such LC Lender’s Pro Rata Share of such payment. If such reimbursement is not made by any LC Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such LC Lender and the Borrower severally agree to immediately repay to the Issuing Bank on demand such amount, together with interest on such amount, for each day from the date such amount is paid by the Issuing Bank until the date such amount is repaid to the Issuing Bank at (i) in the case of the Borrower, at a rate per annum equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum and (ii) in the case of such LC Lender, at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The outstanding amount of any unpaid reimbursement obligations of the Borrower shall be payable (together with any accrued but unpaid interest and fees with respect thereto) by the Borrower on the LC Maturity Date.

(d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including, other than as set forth in Section 2.13(a), any Letter of Credit Application) under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right which the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any LC Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent, the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse each payment or disbursement made by the Issuing Bank under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank; provided, however, that such reimbursement will not constitute a waiver or release of any claim of the Borrower hereunder arising from the Issuing Bank’s gross negligence or willful misconduct.

(e) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence), except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements), damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented under such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented under such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(f) LC Cash Collateral Account.

(i) If the Borrower is permitted or required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.06(b)(vi), 2.13(a)(iii), 2.13(a)(iv), 7.02(b) or 7.03(b), then the Borrower and the Administrative Agent shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including an assignment of deposit accounts in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that the Administrative Agent reasonably requests in connection therewith to establish the LC Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the written request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the LC Cash Collateral Account above the Letter of Credit Exposure (A) during the existence of an Event of Default, the Administrative Agent may (1) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (2) apply such surplus funds to any Obligations in accordance with Section 7.06 and (B) other than during the existence of an Event of Default, the Administrative Agent shall promptly return such surplus funds to the Borrower.

(iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed in writing upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.14 Incremental Commitments.

(a) Borrower Request. The Borrower may at any time or from time to time after the Closing Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) (an “Incremental Request”), request the establishment of (i) one or more new commitments to fund term loans (collectively, the “Incremental Term Commitments”) and/or (ii) one or more new revolving commitments (collectively, the “Incremental Revolving Commitments”; the Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”) in an aggregate principal amount not to exceed, as of any date of determination, (A) $125,000,000 less (B) the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 6.02(a)(xiv) at or prior to such time less (C) the outstanding principal amount of the Second Lien Notes and any Permitted Refinancing Debt with respect thereto.

(b) Incremental Request. Each Incremental Request shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments or Incremental Revolving Commitments. Each existing Lender will be offered the opportunity to participate in any Incremental Commitments

(which offer shall be open to each existing Lender for at least ten Business Days from such Lender’s receipt of all essential economic and other terms reasonably necessary to seek credit approval, after which time the Borrower shall be under no obligation to include any existing Lender under such Incremental Commitment) but no existing Lender will have any obligation to make any Incremental Commitment. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender or by any other Person that would constitute an Eligible Assignee (any such other Person being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”).

(c) Conditions. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) with respect to any Incremental Revolving Commitments, after giving effect to such Incremental Revolving Commitments, the condition set forth in Section 3.02(a) shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Commitments;

(iii) on the Incremental Facility Closing Date, after giving effect to the Incremental Commitments then being established (assuming a borrowing of the maximum amount of Loans available under any Incremental Revolving Commitment then being established), the Consolidated Interest Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 5.06(a) or (b), shall be at least 2.00 to 1.00, determined on a pro forma basis as if such Incremental Term Loans or Incremental Revolving Loans, as applicable, had been incurred on the first day of such four-quarter period;

(iv) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) board resolutions and officers’ certificates consistent with those delivered on the Closing Date and customary legal opinions addressed to the Administrative Agent, the Collateral Agent and the Lenders, other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) such Security Documents, reaffirmation agreements and/or such amendments to the Security Documents (including modifications to the Ship Mortgages), as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Security Documents and the perfection and priority of the Liens thereunder are preserved and maintained;

(v) each new Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(a) above);

(vi) each new Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(a) above); and

(vii) such other conditions as the Borrower and each Incremental Lender providing such Incremental Commitments shall agree.

(d) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, including, without limitation, any financial covenants and baskets, shall be no more favorable to the Incremental Lenders providing such Incremental Commitments than the terms hereunder and except as otherwise set forth herein, to the extent not identical to the Term Loans existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to the Majority Lenders. In any event:

(i) with respect to any Incremental Term Loans and Incremental Term Commitments:

(A) no such Incremental Term Loan shall mature earlier than the later of (1) the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans and (2) the LC Maturity Date; provided that at no time shall there be Term Loans hereunder (including Incremental Term Loans) which have more than five different Maturity Dates;

(B) the Weighted Average Life to Maturity of any such Incremental Term Loan shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans;

(C) no Incremental Term Loans shall amortize at an annual rate higher than 1.00% of the original principal amount of such Incremental Term Loans on the Incremental Facility Closing Date;

(D) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; and

(E) such Incremental Term Loans (A) may be secured by the Collateral on a junior basis (but not a pari passu or senior basis) with the First Lien Obligations and all other applicable Obligations under this Agreement and the other Loan Documents in the manner set forth in the Second Lien Intercreditor Agreement and/or the Third Lien Subordination and Intercreditor Agreement, as applicable, and (B) to the extent secured, shall be subject to the Second Lien Intercreditor Agreement and/or the Third Lien Subordination and Intercreditor Agreement, as applicable;

(ii) with respect to any Incremental Revolving Loans and Incremental Revolving Commitments:

(A) no such Incremental Revolving Commitments or Incremental Revolving Loans shall mature earlier than the later of (1) the Latest Maturity Date of the Initial Term Loans then outstanding and (2) the LC Maturity Date, in each case, at the time of incurrence of such Incremental Revolving Commitments;

(B) there shall be no required repayments or mandatory commitment reduction with respect thereto (except for (1) payments of interest and fees on

Incremental Revolving Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Commitments and (3) mandatory prepayments with respect to the Incremental Revolving Loans made in accordance with Section 2.06(b)) prior to the later of (1) the Latest Maturity Date of the Initial Term Loans then outstanding and (2) the LC Maturity Date, in each case, at the time of incurrence of such Incremental Revolving Commitments;

(C) the aggregate principal amount of all Incremental Revolving Commitments established pursuant to this Section 2.14 will not exceed $25,000,000;

(D) no Pari Passu Incremental Equivalent Debt shall be outstanding at the time of incurrence of such Incremental Revolving Commitments;

(E) any such Incremental Revolving Commitments or Incremental Revolving Loans shall rank pari passu in right of payment and of security with the Initial Term Loans and all other applicable Obligations under this Agreement and the other Loan Documents in the manner set forth in the First Lien Pari Passu Intercreditor Agreement and shall be subject to the First Lien Pari Passu Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Third Lien Subordination and Intercreditor Agreement, as applicable; and

(F) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Revolving Loans shall be determined by the Borrower and the applicable Incremental Revolving Lenders and shall be set forth in each applicable Incremental Amendment; provided that (1) in the event that the Effective Yield for any Incremental Revolving Commitment or Incremental Revolving Loan is greater than the Effective Yield with respect to the Initial Term Loans, then the interest rate margin with respect to the Initial Term Loans and any outstanding Letter of Credit Obligations and/or the Letter of Credit Fee, as applicable, shall be increased (x) with respect to the Initial Term Loans, to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to 50 basis points greater than the Effective Yield for such Incremental Revolving Commitments or Incremental Revolving Loans and (y) with respect to any outstanding Letter of Credit Obligations and the Letter of Credit Fee, to the extent necessary so that, after giving effect to any increase required by the immediately preceding clause (x), the differential between the Effective Yield for the Letter of Credit Obligations including the Letter of Credit Fee and the Effective Yield for the Initial Term Loans remains the same as such differential immediately before giving effect to any increase required by the immediately preceding clause (x), (2) in the event that the Effective Yield for any Incremental Revolving Commitment or Incremental Revolving Loan is less than the Effective Yield with respect to the Initial Term Loans, then the interest rate margin with respect to the Initial Term Loans and any outstanding Letter of Credit Obligations and/or the Letter of Credit Fee, as applicable, shall be increased (x) with respect to the Initial Term Loans, by up to 50 basis points to the extent (and then only to the extent) necessary so that the Effective Yield for the Initial Term Loans is not less than 50 basis points greater than the Effective Yield for such Incremental Revolving Commitments or Incremental Revolving Loans and (y) with respect to any outstanding Letter of Credit Obligations and the Letter of Credit Fee, to the extent (and then only to the extent) necessary so that, after giving effect to any increase required by the immediately preceding clause (x), the differential between the Effective Yield for the Letter of Credit Obligations including the Letter of Credit Fee and the Effective Yield for the Initial Term Loans remains the same as such differential immediately before giving effect to any increase required by the immediately preceding clause (x) (it being understood and agreed that if the Effective Yield for the Incremental Revolving Commitments or Incremental Revolving Loans is lower than the Effective Yield for the Initial Term Loans by 50 basis points or more, no adjustment to the interest rate margin with respect to the Initial Term Loans or the Letter of Credit Obligations or Letter of Credit Fee, as applicable, shall be made) and (C) if the applicable Incremental Revolving Commitments or Incremental Revolving Loans includes an interest rate floor greater than that applicable to the Initial Term Loans and such floor is applicable on the date of determination, such excess amount shall be equated to yield for purposes of determining whether an increase to the interest rate margin with respect to the Initial Term Loans, the Letter of Credit Obligations and/or the Letter of Credit Fees, as applicable, shall be required.

(e) Incremental Amendments.

(i) Incremental Term Commitments and Incremental Revolving Commitments may become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, amendments to the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent, as applicable. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments unless it so agrees.

(ii) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments made or established pursuant to this Section 2.14 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans to be fungible for United States federal income tax purposes with the another Class of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

(f) This Section 2.14 shall supersede any provisions in Section 10.01 or Section 2.11 to the contrary.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender is a Defaulting Lender, or any Lender requests compensation under Section 2.08, or requires the Borrower to pay any additional amount to any Lender or any other Person for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject such

Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender is a Defaulting Lender, or if any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender fails to consent to any amendment or waiver request pursuant to Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.07) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, either (A) the circumstances entitling the Borrower to require such assignment and delegation cease to apply or (B) such Lender is deemed not to be a Defaulting Lender pursuant to Section 2.16(b). Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15(b) and to the extent permitted under Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as its true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender, and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Legal Requirements:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Obligations were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.13 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Any funds deposited into a deposit account pursuant to this Section 2.16(a)(ii) shall be invested in accordance with Section 2.13(f)(iii).

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.03 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is an LC Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation, if any, of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.13, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the maximum aggregate amount of the obligation to participate in Letters of Credit of that Defaulting Lender; provided, that (i) each such reallocation shall be given effect only if, (A) at the date the applicable Lender becomes a Defaulting Lender, no Default exists or (B) if a Default then exists, on a subsequent day that no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the maximum aggregate amount of the Letter of Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Letter of Credit Exposure of that Lender, provided further, that no Letter of Credit Exposure shall be allocated to any Lender that is not an LC Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the

Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.16), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the conditions precedent that:

(a) Documentation. The Administrative Agent or the Collateral Agent, as appropriate, shall have received the following, each dated as of the Closing Date unless otherwise indicated below, duly executed (as appropriate) by all the parties thereto, each in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as the case may be:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Commitment;

(iii) the Security Agreement and each other Security Document set forth on Schedule 3.01(a);

(iv) the Second Lien Intercreditor Agreement and the Third Lien Subordination and Intercreditor Agreement;

(v) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 to be performed or complied with by the Loan Parties on or before the date hereof have been performed or complied with as of the date hereof;

(vi) a certificate of the Secretary or Assistant Secretary or other appropriate officer of each Loan Party dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other functional equivalent of the jurisdiction of its organization, if available, (B) that attached thereto is a true and complete copy of the by-laws or other functional equivalent of such Loan Party as in effect on the Closing Date, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(vii) a certificate of another officer dated as of the Closing Date as to the incumbency and specimen signature of the Secretary or Assistant Secretary or such other officer executing the certificate pursuant to (vi) above;

(viii) certificates from the appropriate Governmental Authority certifying as of a recent date as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Administrative Agent, to the extent such certificates are available in such jurisdictions;

(ix) a favorable opinion dated as of the Closing Date of Weil, Gotshal & Manges LLP, New York counsel to the Loan Parties;

(x) a favorable opinion dated as of the Closing Date of Maples and Calder, Cayman Islands counsel to the Loan Parties;

(xi) a favorable opinion dated as of the Closing Date of Lennox Paton, Bahamian counsel to the Loan Parties;

(xii) a favorable opinion dated as of the Closing Date of Morgan & Morgan, Panamanian counsel to the Loan Parties;

(xiii) a favorable opinion dated as of the Closing Date of Réti, Antall & Partners Law Firm, Hungarian counsel to the Loan Parties;

(xiv) a favorable opinion dated as of the Closing Date of Huessen, Netherlands counsel to the Loan Parties;

(xv) a favorable opinion dated as of the Closing Date of Azmi & Associates, Malaysian counsel to the Loan Parties;

(xvi) a favorable opinion dated as of the Closing Date of Ioannides Demetriou Law Offices, Cyprus counsel to the Loan Parties;

(xvii) a favorable opinion dated as of the Closing Date of Hadromi & Partners Law Firm, Indonesian counsel to the Loan Parties;

(xviii) a favorable opinion dated as of the Closing Date of D&B David si Baias S.C.A., Romanian counsel to the Loan Parties;

(xix) a certificate from the chief financial officer of the Borrower dated as of the Closing Date addressed to the Administrative Agent regarding the matters set forth in Section 4.19;

(xx) acknowledgment from CT Corporation System as of the Closing Date with respect to its irrevocable appointment by each Loan Party pursuant to Section 10.14(b); and

(xxi) all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b) Personal Property Requirements. The Collateral Agent shall have received the following:

(i) subject to Section 5.18(f) below, a completed perfection certificate in form and detail reasonably satisfactory to the Collateral Agent dated as of the Closing Date, executed by a duly authorized officer of each Loan Party, together with all attachments contemplated thereby;

(ii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any amendments to the articles of incorporation or other constitutional documents of agreements of such Loan Party pursuant to which any restrictions or inhibitions relating to the enforcement of any Lien created by the Security Documents are removed) and authorized, made or caused to be made any other filing and recording required under the Security Documents, and each UCC financing statement shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent and shall be in proper form for filing, registration or recordation; and

(iii) (A) the certificates representing the shares of certificated Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (B) an acknowledgement and consent, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by any issuer of Equity Interests pledged pursuant to the Security Agreement that is not itself a party to the Security Agreement, (C) each promissory note pledged pursuant to the Security Agreement duly executed (without recourse) in blank (or accompanied by an undated instrument of transfer executed in blank and satisfactory to the Collateral Agent) by the pledgor thereof and (D) the Subordinated Intercompany Note executed by the parties thereto accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent.

(c) Ship Mortgages; Certificates of Ownership; Searches.

(i) Each Loan Party which owns a Vessel shall have duly authorized, executed and delivered to the Collateral Agent, and shall have caused to be recorded or made arrangements satisfactory to the Collateral Agent for the prompt recording thereof in the appropriate public registry, a first preferred Ship Mortgage with respect to each Vessel, and the Ship Mortgages together with any other documents, agreements or instruments shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties an Acceptable Security Interest in each Vessel and all other Collateral described therein, duly filed with the appropriate Bahamian authority in the case of each Bahamian Ship Mortgage, and with respect to each Panamanian Ship Mortgage, duly provisionally filed with the appropriate Panamanian authority.

(ii) The Collateral Agent shall have received (A) certificates of ownership, abstracts of title or transcripts of register from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Vessel by the relevant Loan Party, (B) valid and current ISM Code documentation required with respect to the Drillships pursuant to applicable Legal Requirements, (C) the results of maritime registry searches with respect to the Vessels, indicating no record liens other than Liens in favor of the

Collateral Agent for the ratable benefit of the Secured Parties, Permitted Prior Liens and Permitted Liens having priority under Legal Requirements, (D) copies of Panamanian Permanent Patents respecting the Jackup Rigs, (E) evidence that each Vessel has received the highest classification from the Classification Society issuing such class for such vessels and the conditions and recommendations of such Classification Society with respect to such Vessel shall be satisfactory to the Collateral Agent in its reasonable discretion, (F) true, correct and complete copies of each Internal Charter, if any, respecting the Vessels, together with a certificate from a Responsible Officer of the Borrower stating that such are the only Internal Charters then in existence and (G) subject to Section 5.18(f) below, true, correct and complete copies of each Drilling Contract, if any, respecting the Vessels, together with a certificate from a Responsible Officer of the Borrower stating that, subject to Section 5.18(f) below, such are the only Drilling Contracts then in existence.

(d) Insurance Assignments; Earnings Assignments. The Collateral Agent shall have received duly authorized, executed and delivered (i) Insurance Assignments from the Borrower, each applicable Loan Party and each applicable Internal Charterer, and each Insurance Assignment shall be in full force and effect, (ii) Earnings Assignments from each applicable Loan Party and each applicable Internal Charterer, and each Earnings Assignment shall be in full force and effect and (iii) an Account Control Agreement (or comparable arrangement under applicable Legal Requirements that is effective to perfect the Lien of the Collateral Agent under applicable Legal Requirements (and, otherwise, on terms reasonably acceptable to the Collateral Agent)) with respect to each Earnings Account, and such Account Control Agreement (or comparable arrangement) shall be in full force and effect.

(e) Insurance. The Collateral Agent shall have received (i) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include, to the extent applicable, a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured or as a loss payee, as applicable, in form and substance reasonably satisfactory to the Collateral Agent, including copies of cover notes (with loss payable clause and notice of assignment attached) and, with respect to protection and indemnity insurance, a letter from the protection and indemnity club, (ii) a letter detailing the insurances from the Borrower’s independent marine insurance broker and (iii) a favorable report from the Insurance Advisor addressed to the Collateral Agent stating that the insurances covering the Vessels (x) comply with the requirements of the Ship Mortgages and (y) are sufficient in form and substance to protect the interests of the Collateral Agent and the Secured Parties.

(f) Payment of Fees. On the Closing Date, the Borrower shall have paid the fees required to be paid to the Administrative Agent and the Lenders on the Closing Date, and all other costs and expenses which have been invoiced no later than three Business Days prior to the Closing Date and are payable pursuant to Section 10.04.

(g) Financial Statements. The Administrative Agent shall have received true and correct copies of the Audited Financial Statements, the Pro Forma Financial Statements and the Projections of the Borrower for the three-year period commencing as of a recent date and such other financial information as the Administrative Agent may reasonably request.

(h) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened in writing or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or (ii) which, in any case, in the reasonable judgment of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect.

(i) Authorizations and Approvals. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(j) Existing Debt. On the Closing Date and pursuant to the terms of the Prepackaged Plan, (i) the Indebtedness of the Borrower and its Subsidiaries under the Existing Debt shall have been extinguished in accordance with the Prepackaged Plan, (ii) the Borrower shall have made a cash payment to the Administrative Agent for the ratable benefit of the Initial Term Lenders in the amount of $7,000,000 and (iii) the Borrower shall have delivered to the Administrative Agent all documents or instruments reasonably requested by the Administrative Agent and necessary to evidence the release of all Liens securing the Existing Debt to the extent extinguished in accordance with the Prepackaged Plan, including, as applicable, UCC-3 termination statements, mortgage releases, and notices of termination with respect to control agreements.

(k) Restructuring Support Agreement. Prior to the Effective Date (as defined in the Prepackaged Plan), the Restructuring Support Agreement shall not have been terminated nor shall a notice of termination under Section 7.02 of the Restructuring Support Agreement have been delivered and not have been withdrawn.

(l) Consummation of the Prepackaged Plan.

(i) The “Effective Date” (as defined in the Prepackaged Plan) shall have occurred;

(ii) the Vantage Parent Secured Promissory Note (as defined in the Restructuring Support Agreement) shall have been paid or will be paid on the Effective Date in common shares of the Borrower and any Liens on the Vantage Service Subsidiaries (as defined in the Restructuring Support Agreement) shall have been released; and

(iii) the Confirmation Order shall not have been reversed, amended, stayed or otherwise modified without written consent of the Lenders nor be subject to stay and shall be in full force and effect.

(m) Second Lien Notes. The Borrower shall have received, concurrently with the occurrence of the Closing Date, gross proceeds in an aggregate amount of $75,000,000 from the issuance of the Second Lien Notes.

(n) Third Lien Convertible Notes. The Borrower shall have issued, concurrently with the occurrence of the Closing Date, the Third Lien Convertible Notes in an aggregate principal amount of $750,000,000.

Section 3.02 Conditions Precedent to Each Loan. The obligation of each Lender to make a Loan on the occasion of each Loan (including the Initial Term Loans deemed to be made on the Closing Date) or Continue a Eurodollar Loan shall be subject to the further conditions precedent that on the Borrowing Date the following statements shall be true:

(a) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Loan or Continuation, before and after giving effect to the Loans or Continuation, and to the application of the proceeds from such Loan or such Continuation, as applicable, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects); and

(b) no Default has occurred and is continuing or would result from such Loan or from the application of the proceeds therefrom.

Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to any Loan hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each Loan Party, as to itself, represents and warrants to the Secured Parties as follows:

Section 4.01 Existence. Each of the Loan Parties is duly formed, validly existing, and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of the jurisdiction of its formation and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Power and Authority. Each of the Loan Parties has the requisite corporate (or equivalent) power and authority to own its assets and carry on its business and execute and deliver the Loan Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transactions and the other transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or result in the creation of any Lien under (A) the provisions of any indenture or other material instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or (b) the consummation of the Transactions and the other transactions contemplated hereby or by any other Loan Document other than (i) the recordings and filings to be made concurrently herewith or promptly following the Closing Date as required by the Security Documents and (ii) those recordings and filings required in connection with the Second Lien Notes Documents or the Third Lien Convertible Notes Documents.

Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, receivership, moratorium, or similar law affecting creditors’ rights generally or general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has delivered to the Administrative Agent copies of the Audited Financial Statements, and the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) As of the Closing Date, the unaudited consolidated balance sheets of the Parent and its Subsidiaries dated September 30, 2015, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. As of the Closing Date, neither the Borrower nor any of its Subsidiaries have any material indebtedness or other material liabilities, direct or contingent, including liabilities for taxes, material commitments and Debt, not disclosed in the Disclosure Statement.

(c) The most recent consolidated financial statements of the Borrower delivered to the Administrative Agent pursuant to Sections 5.06(a), (b) and (c) are accurate and complete in all material respects and present fairly in all material respects the respective consolidated financial condition of the Borrower as of their respective dates and for their respective periods.

(d) The Pro Forma Financial Statements delivered by the Borrower to the Administrative Agent prior to the Closing Date (i) have been prepared in good faith by the Borrower based upon (A) the assumptions stated therein (which assumptions are believed by it on the date of delivery thereof and on the Closing Date to be reasonable) and (B) the best information available to the Borrower and its Subsidiaries as of the date of delivery thereof; (ii) accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions; and (iii) present fairly in all material respects, the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(e) The Projections delivered by the Borrower to the Administrative Agent on or prior to the Closing Date have been prepared in good faith and are based on assumptions deemed by the Borrower to be reasonable at the time made, and there are no statements or conclusions in such Projections which are based upon or include information known to the Borrower on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Borrower on the Closing Date regarding the matters reported therein. On the Closing Date, the Borrower believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may materially differ from the projected results included in such Projections.

(f) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06 True and Complete Disclosure. Each of the Loan Parties has disclosed to the Administrative Agent all matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender (whether delivered before or after the Closing Date) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

Section 4.07 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the extensions of credit contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.08 Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries have complied in all material respects with, and each Vessel is and will be operated in material compliance with, all Legal Requirements (including any Environmental Law) applicable to the conduct of their respective businesses or the ownership of their respective Property. The Borrower and the Restricted Subsidiaries are in compliance in all material respects with the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.

Section 4.09 No Default. Except as set forth on Schedule 4.09 hereto, neither the Borrower nor any of the Restricted Subsidiaries is in default, or will be in default with notice or lapse of time or both, in any manner under or has received any notice of default or notice of termination (or notice alleging a default or a termination) with respect to any provision of any indenture or other material agreement or instrument evidencing Debt, including the indentures governing any Material Junior Indebtedness, any Drillship Drilling Contract or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10 Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of formation, the outstanding Equity Interests therein, and the owner thereof. The Equity Interests indicated to be owned by the Person on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens other than Permitted Liens.

Section 4.11 Condition of Properties. Each of the Borrower and the Restricted Subsidiaries has good and indefeasible title in all its Property, necessary or used in the ordinary conduct of its business (including all Vessels), except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to use such properties and assets for their intended purposes and as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Property of the Borrower and the Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 4.12 Environmental Condition.

(a) The Borrower and the Restricted Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) are not in breach of any material terms and conditions of such Environmental Permits or any other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged violation of any Environmental Law or Environmental Permit which would affect the ability of the Borrower or such Restricted Subsidiary to operate any Vessel; and (iv) are not subject to any material actual or contingent Environmental Claim.

(b) There are no facts, circumstances, conditions or occurrences on any Vessel owned or operated by the Borrower or any Restricted Subsidiary that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, any of the Restricted Subsidiaries or any Vessel owned by the Borrower or any Restricted Subsidiary, or (ii) to cause such Vessel to be subject to any restrictions on its ownership, registration, use or transferability under any Environmental Law, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of the Restricted Subsidiaries has at any time (i) generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, any Vessel at any time owned or operated by the Borrower or any Restricted Subsidiary, except in material compliance with any applicable Environmental Law, or (ii) released Hazardous Materials on or from any such Vessel where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

Section 4.13 Insurance. Each of the Borrower and the Restricted Subsidiaries carries the insurance required to be carried under Section 5.04 of this Agreement. The properties of the Borrower and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 4.14 Taxes. All material federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and its Subsidiaries have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed (except where any obligation to so file is being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP), and all material taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except for such taxes which are not yet delinquent and taxes and other impositions being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 4.15 ERISA Compliance.

(a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16 Security Interests.

(a) Each of the Security Agreement and the Earnings Assignments is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), the Internal Charters, any Earnings and any proceeds thereof, as the case may be, and (i) when financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Security Agreement, each of the Security Agreement and the Earnings Assignments shall constitute an Acceptable Security Interest in all right, title and interest of the grantors thereunder in such portion of the Collateral, the Internal Charters, any Earnings and any proceeds thereof, as applicable, in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, and (ii) when such Collateral (to the extent it constitutes a certificated security or an instrument under the applicable Uniform Commercial Code) is delivered to the Collateral Agent, the Security Agreement shall constitute an Acceptable Security Interest in all right, title and interest of the pledgors thereunder in such Collateral.

(b) After the execution and delivery of each Ship Mortgage, each Ship Mortgage will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in all Collateral (as defined in such Ship Mortgage) and, when appropriate filings or registrations are made in accordance with the laws of the Vessel’s flag, such Ship Mortgage shall constitute a preferred perfected mortgage Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Vessel, prior and superior in right to any other person, other than Permitted Prior Liens or Permitted Liens that are expressly permitted hereunder to be pari passu with the Liens securing the Initial Term Loans and Letters of Credit, and will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Vessels not registered under the laws and flag of the United States, and in the case of Vessels registered under the laws and flag of the United States, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.

(c) Each of the Insurance Assignments is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Insurances (as defined in the Insurance Assignment) and when notice has been given to all underwriters and consent is given where the consent of any underwriter is required pursuant to any of the Insurances or any applicable Requirement of Law or a letter of undertaking from the underwriters or clubs with respect to protection and indemnity coverage has been obtained, the Insurance Assignments shall constitute an Acceptable Security Interest in all right, title and interest of the grantors thereunder in such portion of the Insurances and any proceeds thereof.

Section 4.17 Labor Relations. There (a) is no unfair labor practice complaint pending against the Borrower or any Restricted Subsidiary or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any Restricted Subsidiary or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Restricted Subsidiary pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing and (c) is no union representation petition existing with respect to the employees of the Borrower or any Restricted Subsidiary and no union organizing activities are taking place, in each case, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.18 Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights (collectively, the “IP Rights”) that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto, except to the extent the failure to so own, license, or otherwise have use of such IP Rights would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any IP Rights held by any other Person, except to the extent such infringement would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.19 Solvency. After giving effect to the Prepackaged Plan, immediately after the consummation of the Transactions and the other transactions to occur on the Closing Date and immediately following the making of each Loan or issuance of each Letter of Credit and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation; (b) the present fair saleable value (or fair market value) of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.20 Government Regulations.

(a) Neither the Borrower nor any Restricted Subsidiary is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X.

(b) Neither the Borrower nor any of its Subsidiaries, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of the Borrower or any Restricted Subsidiary, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary or of any subsidiary of a bank holding company of which any Lender is a subsidiary.

(c) None of the Loan Parties, and, to the knowledge any of the Loan Parties, none of their respective Affiliates, is in violation of any Anti-Terrorism Law or applicable Sanctions.

(d) Except as set forth on Schedule 4.20, the Loan Parties, each of their respective Subsidiaries and, to the knowledge of any of the Loan Parties, each of their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws other than as could not reasonably be expected to result in liability of any Loan Party or any Restricted Subsidiary in an amount in excess of $5,000,000 (or the equivalent in any other currency).

(e) The Borrower has implemented and maintains in effect policies and procedures designed to facilitate compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(f) (i) Neither the Borrower nor any Restricted Subsidiary nor (ii) to the knowledge of any of the Loan Parties, their respective directors, officers, employees or agents that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

Section 4.21 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the

Majority Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to:

Section 5.01 Preservation of Existence, Etc. Except as permitted by Section 6.03, (a)(i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation and (ii) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, except to the extent that, in either case (but in the case of clause (i), only with respect to any Restricted Subsidiary), the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof would not have a Material Adverse Effect, and (b) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.02 Compliance with Laws, Etc. Comply in all material respects with all Legal Requirements applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted, or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition in accordance with customary industry practices, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04 Maintenance of Insurance. Maintain insurance in amounts (and with co-insurance and deductibles) as reflects customary industry practice, against all risks (including, without limitation, in each case to the extent set forth in the Security Documents, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, drilling, towage, repossession, loss of hire, war and terrorist risks, protection and indemnity insurance, liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) with insurance companies or associations and in forms, in each case, as set forth in the Security Documents.

Section 5.05 Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all its obligations and liabilities in accordance with their terms, including

(a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property;

(b) all lawful claims which, if unpaid, might by law reasonably be expected to become a Lien upon its Property other than Permitted Liens; and

(c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, in each case, unless the same (x) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or (y) would not otherwise constitute an Event of Default.

Section 5.06 Reporting Requirements. Deliver to the Administrative Agent (who shall promptly deliver to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders (provided that, so long as the Majority Lenders do not object thereto within 10 Business Days of the Borrower’s delivery thereof, any financial statement or other deliverable provided pursuant to this Section 5.06 will be deemed to be reasonably satisfactory to the Majority Lenders for purposes hereof (it being understood and agreed that any financial statement or other deliverable that is submitted by the Borrower for the purpose of addressing any objections or requests from the Majority Lenders made pursuant to this proviso shall be deemed delivered within the time periods required by this Section 5.06)):

(a) Audited Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Restricted Subsidiaries, as at the end of such fiscal year, and related consolidated statements of operations, shareholders equity and cash flows, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP or an independent registered public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification pertaining to impending debt maturities of any Debt occurring within 12 months of such audit or any breach of any financial covenant), setting forth in each case, commencing with the financial statements delivered for the fiscal year ending December 31, 2015, in comparative form the figures for the previous fiscal year;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case, commencing with the financial statements delivered for the fiscal quarter ending March 31, 2016, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries, in each case in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Perfection Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.06(a), a report supplementing Sections 1 through 14 of the Perfection Certificate.

(d) Compliance Certificates.

(i) Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower; and

(ii) At any time that the average daily amount of Available Cash for any calendar month, as at the last day of such calendar month, is less than $100,000,000, within 5 Business Days after the end of each of (A) such calendar month and (B) each calendar month thereafter until the average daily amount of Available Cash for any calendar month, as at the last day of such calendar month, is demonstrated to be equal to or greater than $100,000,000, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(e) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or equivalent body or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary thereof, or any audit of any of them;

(f) Budgets and Projections. On or before 120 days after the commencement of each fiscal year of the Borrower, (i) a budget in reasonable detail of the Borrower and the Restricted Subsidiaries which includes income statements and balance sheets and cash flow statements of the Borrower and the Restricted Subsidiaries and a consolidated cash flow statement for each of the four fiscal quarters of such fiscal year, (ii) a breakdown of projected revenues, operating expenses, utilizations and capital expenditures for each Vessel and (iii) updated Projections of the Borrower for the three year period commencing as of such fiscal year;

(g) Second Lien Notes Documents and Third Lien Convertible Notes Documents. Promptly after the delivery or receipt thereof, copies of any material notice or other required deliverable (including any notice of default under the Second Lien Notes or the Third Lien Convertible Notes) that has been received from or delivered to the Second Lien Notes Trustee, the Third Lien Convertible Notes Trustee or the noteholders pursuant to the Second Lien Notes Documents or the Third Lien Convertible Notes Documents, in the same form as so delivered to the extent not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.06.

(h) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(i) USA PATRIOT Act. Promptly, following a written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(j) Periodic Fleet Reports. Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a fleet status report for the Vessels in substantially the same form as the fleet status reports periodically filed by the Parent with the SEC prior to the Closing Date;

(k) Disposition Agreements. Promptly, and in any event not later than 30 days after the execution thereof by the Borrower or any Restricted Subsidiary, written notice of the execution and delivery of any agreement for the sale of a Vessel by any such Person;

(l) Insurance Certificates. Not less than once each calendar year (unless an Event of Default has occurred and is continuing in which case the Administrative Agent may request additional certificates), insurance certificate(s) evidencing that each Vessel complies with the insurance requirements of Section 5.04; and

(m) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.06 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (iii) on which such documents are delivered by electronic mail or otherwise pursuant the notice to Section 10.02 or (iv) in respect of the items required to be delivered pursuant to Section 5.06(a), (b) or (h) above, on which the Borrower provides notice to the Administrative Agent that it has furnished or filed documents containing such items with the SEC (provided that no such notice shall be required in connection with (x) any filings of the Borrower’s Form 10-K or 10-Q or (y) any Current Report on Form 8-K filed solely under Item 7.01 (Regulation FD Disclosure), Item 8.01 (Other Information), Item 5.07 (Submission of Matters to a Vote of Security Holders) or Item 5.08 (Shareholder Director Nominations), or any combination of such items, unless the information disclosed therein relates to an earnings release, projections or guidance not previously disclosed), in which case it shall be deemed delivered on the date so furnished or filed). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), and (f) of this Section 5.06 may be satisfied by filing or furnishing the Borrower’s Form 10-K or 10-Q, as applicable, with the SEC, in each case, within the time periods specified in such paragraphs.

Section 5.07 Other Notices. Deliver to the Administrative Agent (who shall promptly deliver to each Lender) prompt written notice of the following:

(a) Defaults. The occurrence of any Default or Event of Default;

(b) Litigation. The filing or commencement of, or any probable threat or notice of intention of any Person to file or commence, any action, suit or proceeding (other than tax assessments), whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Restricted Subsidiary or Affiliate thereof (i) that could reasonably be expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $15,000,000 or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Document. In addition, following a request by the Administrative Agent (or any Lender by request through the Administrative Agent), the Borrower agrees to deliver, for posting by the Administrative Agent to all Lenders, a written report certified by a Responsible Officer of the Borrower providing a reasonably detailed status update on the progress of any material investigation, litigation, arbitration proceeding or dispute at law, in equity or before any Governmental Authority; provided that neither the Borrower nor its Subsidiaries shall be required to disclose any information (i) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Legal Requirement or any binding agreement;

(c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $15,000,000;

(d) Environmental Notices. Promptly upon, and in any event within ten Business Days after, a Responsible Officer of any Loan Party obtains knowledge thereof, written notice of any of the following environmental matters: (i) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of

Environmental Laws, which seeks to impose liability therefor, (B) any notice of potential responsibility under any Environmental Law, or (C) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower or any Restricted Subsidiary, or any of the Vessels; (ii) any condition or occurrence on or arising from any Vessel that (A) results in noncompliance by the Borrower or any Subsidiary with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Borrower or any Subsidiary or any such Vessel, in each case that could reasonably be expected to result in a liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $15,000,000; (iii) any condition or occurrence on any Vessel that could reasonably be expected to cause such Vessel to be subject to any material restrictions on the ownership, registration, use or transferability by any Loan Party of such Vessel under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel as required by any Environmental Law or any Governmental Authority, except to the extent that such presence, removal or remedial action could not reasonably be expected to have a Material Adverse Effect;

(e) Collateral. Furnish to the Administrative Agent prompt (and in any event within 5 Business Days) written notice of:

(i) any change in any Loan Party’s corporate name, identity, corporate structure or jurisdiction of formation;

(ii) (A) the entry by the Borrower or any Restricted Subsidiary into (x) a Drilling Contract with respect to a Drillship that accounts for 10% or more of all revenue attributable to Drillships or (y) a Drilling Contract with respect to a Jackup Rig that accounts for 20% or more of all revenue attributable to Jackup Rigs; (B) any notice of default or any notice of termination, suspension or cancellation with respect to any Drilling Contract and, promptly upon receipt or delivery thereof by any Loan Party, copies of all material notices from any party to a Drilling Contract; and (C) the termination of any Drilling Contract to which the Borrower or any Restricted Subsidiary is a party;

(iii) the execution and delivery by the Borrower or any Restricted Subsidiary of any Internal Charter;

(iv) any Involuntary Transfer in excess of $5,000,000;

(v) any material requirement made by any insurer or Classification Society or by any competent authority which is not complied with within a reasonable time except to the extent that such requirement could not reasonably be expected to have a Material Adverse Effect; and

(vi) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel; and

(f) Material Changes. Any development (excluding matters pertaining to generalized market conditions or otherwise affecting the Borrower and its competitors similarly) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08 Books and Records; Inspection; Quarterly Conference Calls.

(a) (i) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP in all material respects and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Borrower and the Restricted Subsidiaries; (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and the Restricted Subsidiaries; and (iii) from time-to-time during regular business hours upon reasonable prior notice, permit representatives and independent contractors of the Administrative Agent (or any Lender accompanying the Administrative Agent) (A) to visit and inspect any of its Properties one time during each calendar year, subject to compliance with applicable safety standards pertaining to vessel visits; provided, however, in the case of the Vessels, no such visit or inspections shall interfere with the normal operation of the Vessels and before any such visit or inspection such representative or independent contractor shall sign the Vessel owner’s or operator’s standard liability waiver and release documents, (B) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (C) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) Within 10 Business Days after the delivery of the financial statements referred to in Sections 5.06(a) and (b), hold (at a mutually agreeable time) a conference call between members of the Borrower’s senior management (including, without limitation, its chief financial officer or other officer with similar responsibilities) and the Administrative Agent and each Lender that elects to participate to provide, among other things, a quarterly update of the financial position of the Borrower and its Subsidiaries.

Section 5.09 Use of Proceeds. Use the proceeds of the Loans or Letters of Credit for working capital, to pay fees, commissions and expenses in connection with this Agreement and the transactions contemplated by the Prepackaged Plan, and for other general corporate purposes not in contravention of any Legal Requirement or of any Loan Document. The Borrower and the other Loan Parties will not use the proceeds of any Loan or Letter of Credit, and the Borrower and the other Loan Parties will not permit their respective Subsidiaries or knowingly permit their respective directors, officers, employees and agents to use the proceeds of any Loan or any Letter of Credit, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purposes of funding or financing the activities or business of or with any Sanctioned Person or any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions.

Section 5.10 Nature of Business. Remain primarily engaged in the Permitted Businesses.

Section 5.11 Operation of Vessels. At all times while owning or operating one or more Vessels:

(a) operate or cause each such Vessel to be operated in a manner consistent with the standards set forth in the Security Documents; and

(b) be qualified to own and operate such Vessels under the laws of the Acceptable Flag Jurisdiction of such Vessel.

Section 5.12 Additional Guarantors. Other than with respect to any Immaterial Subsidiary, notify the Agents at the time that the Borrower or any of the Restricted Subsidiaries acquire or create another Restricted Subsidiary or at the time any Restricted Subsidiary that constitutes an Immaterial Subsidiary ceases to constitute an Immaterial Subsidiary and then the Borrower will:

(a) cause that Subsidiary to:

(i) execute a Joinder Agreement or such comparable documentation pursuant to which it will become a Guarantor hereunder; and

(ii) execute amendments to or otherwise accede to or join the Security Documents and cause the same to be perfected pursuant to which it becomes subject to the obligations of a Guarantor thereunder and pledge its assets, including the Equity Interests it owns in any of its Subsidiaries, pursuant to the Security Documents;

(b) cause each applicable Loan Party to execute and deliver all such documents and instruments as the Collateral Agent shall deem reasonably necessary or appropriate to grant, evidence and perfect an Acceptable Security Interest in all issued and outstanding Equity Interests in each Subsidiary owned by such Loan Party, including, to the extent applicable, all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; and

(c) deliver an opinion of counsel reasonably satisfactory in form and substance to the Agents, in each case within 20 Business Days of the date on which the Subsidiary was acquired or created or otherwise becomes subject to this Section.

Section 5.13 Further Assurances in General. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, and other documents), which may be required under any Legal Requirement, or which the Administrative Agent or the Majority Lenders may reasonably request to maintain or perfect the liens and security interests created under the Security Documents, all at the expense of the Loan Parties, (b) provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, (c) not effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have an Acceptable Security Interest in all the Collateral, and (d) take all necessary action to ensure that the Administrative Agent does continue at all times to have, an Acceptable Security Interest in all the Collateral. Each Loan Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements under the Uniform Commercial Code (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party, where permitted by law.

Section 5.14 Vessel Transfers. Refrain from transferring all of the legal title to a Vessel other than from one existing Guarantor to another existing Guarantor (or to an entity that simultaneously with such transfer becomes a Guarantor) subject to all of the existing security covering such Vessel remaining in place and upon completion of the following:

(a) the Borrower shall give the Collateral Agent written notice of any such proposed transfer not fewer than 14 days prior to the anticipated date of such transfer;

(b) the bill of sale or other instrument of transfer will explicitly state that the transfer is subject to the assumption or continuance of the existing Ship Mortgage in full force and effect;

(c) the relevant Vessel will be duly re-registered in the name of the transferee Guarantor under the laws and flag of the relevant Acceptable Flag Jurisdiction simultaneously with such transfer and evidence thereof delivered to the Administrative Agent on such date;

(d) if appropriate in the opinion of the legal counsel described in clause (g) of this Section 5.14, an instrument of assumption of mortgage will be executed by the transferee Guarantor and the Collateral Agent and registered promptly with such transfer with the appropriate authorities of the Vessel’s Acceptable Flag Jurisdiction, or any such other instrument required to perfect a Ship Mortgage in favor of the Collateral Agent as required by the Vessel’s Acceptable Flag Jurisdiction;

(e) simultaneously with such transfer, the transferee Guarantor shall acknowledge in writing to the Collateral Agent that the Ship Mortgage and all other Collateral relating to the Vessel remains in full force and effect and is ratified and confirmed by the transferee Guarantor;

(f) on the same date of such transfer, the Borrower and the transferee Guarantor shall deliver to the Collateral Agent a certificate of ownership and encumbrance or similar certificate issued by the Acceptable Flag Jurisdiction of the Vessel evidencing re-registration in the name of the transferee Guarantor and the continuance of the Ship Mortgage in favor of the Collateral Agent; and

(g) the Borrower shall cause to be delivered to the Collateral Agent on the same date of such transfer a legal opinion from outside counsel reasonably satisfactory to the Collateral Agent to the following effect (i) the Vessel is duly registered (preliminarily registered if the jurisdiction is Panama) in the name of the transferee Guarantor with the appropriate authorities of the Vessel’s Acceptable Flag Jurisdiction; (ii) the Ship Mortgage constitutes the legal, valid and binding obligation of the transferee Guarantor and remains duly registered as a first priority Lien or ship mortgage in favor of the Collateral Agent with priority dating back to the date on which such Ship Mortgage was initially registered in favor of the Collateral Agent; (iii) an assumption of the Ship Mortgage by the transferee Guarantor has been duly registered (preliminarily registered if the jurisdiction is Panama) (or an opinion that such an assumption is not required to maintain the status of the mortgage or the assumption by the transferee Guarantor of all obligations of the mortgagor thereunder); (iv) all Collateral relating to the Vessel constitutes legal, valid and binding obligations of the transferee Guarantor; (v) all filings and consents in the relevant jurisdictions have been obtained or made with respect to such transfer; and (vi) such transfer is in compliance with the terms of this Agreement. Such legal opinion shall also contain such other opinions as are requested by the Collateral Agent and otherwise be in form and substance reasonably satisfactory to the Collateral Agent. The counsel issuing such opinion may rely on local counsel admitted to practice in the jurisdiction of registration of the Vessel with respect to matters governed by the laws of such jurisdiction. If the vessel transferred is registered under the laws and flag of Panama, the Borrower shall also covenant to deliver to the Collateral Agent an opinion of Panamanian counsel reasonably satisfactory to the Administrative Agent not later than five (5) months after the date of transfer confirming that such Vessel has been permanently registered in the name of the transferee Guarantor and that any assumption of Ship Mortgage or other instrument required to be filed has been permanently recorded.

Section 5.15 Internal Charters. Upon entering into an Internal Charter with respect to any Vessel, (a) to the extent any applicable Loan Party has not previously done so, deliver to the Collateral Agent an Earnings Assignment duly authorized, executed and delivered by each applicable Loan Party and each applicable Internal Charterer and (b) take all actions necessary to perfect and maintain the Liens of the Collateral Agent in the Earnings assigned pursuant thereto.

Section 5.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) Designate any Restricted Subsidiary to be an Unrestricted Subsidiary only if (and any other attempted designation shall be null and void):

(i) the Borrower could make the Investment which is deemed to occur upon such designation in accordance with Section 6.05 equal to the appropriate Fair Market Value of all outstanding Investments owned by the Borrower and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation;

(iv) the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and a Responsible Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.06.

In connection with the occurrence of a Contract Unwind Trigger, the Borrower may cause an applicable Restricted Subsidiary to be designated as an Unrestricted Subsidiary if it meets the conditions set forth in this clause (a) of Section 5.16, in each case, as soon as practicable thereafter but not later than 20 Business Days or as soon as practicable thereafter where applicable local law requires additional time for compliance with applicable legal requirements.

(b) Designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (and any other attempted designation shall be null and void):

(i) the Borrower and the Restricted Subsidiaries could incur the Debt which is deemed to be incurred upon such designation under Section 6.02, equal to the total Debt of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(ii) the designation would not constitute or cause a Default or Event of Default; and

(iii) the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Debt under Section 6.02.

Upon the occurrence of a Contract Winning Trigger, the Borrower shall be required to designate each applicable Subsidiary as a Restricted Subsidiary and a Guarantor and pledge its assets and property as Collateral pursuant to Section 5.12, and shall be required to comply with the conditions set forth in this clause (b) in connection therewith.

Section 5.17 Earnings Accounts; Specified Proceeds. Cause:

(a) all Earnings paid or payable to any Loan Party under each Drilling Contract to be deposited into one or more Earnings Accounts, and each Earnings Account shall at all times be in the name of a Loan Party and shall be subject to an Account Control Agreement (or other comparable arrangements under applicable laws effective to perfect the Lien of the Collateral Agent under applicable Legal Requirements (and otherwise on terms acceptable to the Collateral Agent)), in each case except as otherwise permitted under Section 6.15; provided that, if the terms of a Drilling Contract, Permitted Third Party Charter, or any applicable Legal Requirements require that any such Earnings be paid to a non-United States bank account by the counterparty to such Drilling Contract or Permitted Third Party Charter, as applicable, this covenant shall not be deemed violated if funds standing to the credit of such account are transferred as soon as reasonably practicable after deposit thereof in the jurisdiction in which the account is located to an account that qualifies as an Earnings Account; and

(b) all Specified Proceeds to be deposited into one or more deposit accounts, and each such deposit account shall at all times be in the name of a Loan Party and shall be subject to an Account Control Agreement (or other comparable arrangements under applicable laws effective to perfect the Lien of the Collateral Agent under applicable Legal Requirements (and otherwise on terms acceptable to the Collateral Agent)).

Section 5.18 Post-Closing Covenants.

(a) Deliver to the Collateral Agent not more than five (5) months after the Closing Date (or such later date acceptable to the Collateral Agent) an opinion of Panamanian counsel reasonably acceptable to the Collateral Agent to the effect that the Ship Mortgages covering the Panamanian flag vessels have been duly permanently registered in the Public Registry as appropriate in Panama;

(b) Deliver to the Collateral Agent not more than 45 days after the Closing Date (or such later date acceptable to the Collateral Agent), a pledge agreement with respect to the shares of Vantage Driller ROCO S.R.L. and an opinion of Romanian counsel with respect thereto covering customary matters and reasonably acceptable to the Collateral Agent;

(c) Deliver to the Collateral Agent not more than 45 days after the Closing Date (or such later date acceptable to the Collateral Agent), a quota pledge agreement with respect to the shares of Vantage Holding Hungary Kft., a floating charge agreement and an opinion of Hungarian counsel with respect thereto covering customary matters and reasonably acceptable to the Collateral Agent;

(d) Deliver to the Collateral Agent not more than 45 days after the Closing Date (or such later date acceptable to the Collateral Agent), a share charge with respect to the shares of Vantage International Management Company Pte. Ltd. and an opinion of Singaporean counsel with respect thereto covering customary matters and reasonably acceptable to the Collateral Agent;

(e) Use commercially reasonably efforts to obtain the approval of the Bank Negara Malaysia under the Malaysian Financial Services Act of 2013, as amended, of the complete guarantee of the Obligations by Vantage Drilling (Malaysia) I Sdn. Bhd. (“Vantage Malaysia”) pursuant to Article VIII hereof; provided that, notwithstanding anything to the contrary in this Agreement, until such approval has been obtained, Vantage Malaysia shall not be treated as a Guarantor for purposes of Section 5.14, Section 6.01(b), Section 6.02(a)(viii), Section 6.03, Section 6.04(b), Section 6.05(b)(i), Section 6.05(e) or Section 6.08(b)(iii); provided however that until such time as the complete guarantee of the Obligations by Vantage Malaysia pursuant to Article VIII hereof (i) any Investments in Vantage Malaysia existing as of the Closing Date or in the nature of receivables arising in connection with Internal Charters in the ordinary course of business shall be deemed to be permitted pursuant to Section 6.05 and (ii) any transactions in the ordinary course of business pursuant to arrangements existing as of the Closing Date among Vantage Malaysia and any Loan Party shall be deemed to be permitted pursuant to Section 6.08; and

(f) Deliver to the Collateral Agent not more than 5 days after the Closing Date (or such later date acceptable to the Collateral Agent), (i) a certificate updating Schedule 13 of the Perfection Certificate, in form and detail reasonably satisfactory to the Collateral Agent, executed by a duly authorized officer of each Loan Party and (ii) true, correct and complete copies of each Drilling Contract identified in such certificate which have not been previously delivered to the Collateral Agent pursuant to Section 3.01(c)(ii), together with a certificate from a Responsible Officer of the Borrower stating that, together with the Drilling Contracts delivered pursuant to Section 3.01(c)(ii) above, such are the only Drilling Contracts then in existence.

ARTICLE VI.

NEGATIVE COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders otherwise consent in writing, the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

Section 6.01 Liens, Etc. Directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document; provided that any Liens securing Incremental Term Loans are at all times subject to the Second Lien Intercreditor Agreement;

(b) Liens in favor of the Borrower or the Guarantors;

(c) Liens in respect of Debt incurred pursuant to Section 6.02(a)(iv); provided that such Liens only extend to the assets (and proceeds thereof) constructed or acquired with or financed by such Debt; provided that (i) such security interests are incurred, and the Debt secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Debt secured thereby does not exceed the cost of such property at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Loan Parties or any Restricted Subsidiary other than the proceeds of such property or assets (including insurance proceeds);

(d) Liens in respect of Debt incurred pursuant to Section 6.02(a)(vi); provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Borrower or any Subsidiary, as applicable;

(e) Liens for taxes, assessments or governmental charges, claims or levies on its Property that are not delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) Inchoate Liens arising under ERISA and Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(g) Permitted Prior Liens;

(h) pledges and Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens on cash and Cash Equivalents to secure letters of credit or bank guarantees issued pursuant to Section 6.02(a)(xvi) to support such obligations);

(i) Liens arising out of judgments or awards not constituting an Event of Default under Section 7.01(f), including surety or appeal bonds related to judgments or litigation), and prejudgment Liens created by or existing from any litigation or legal proceeding, in each case in respect of which the Borrower or any Subsidiary thereof shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings for which adequate reserves have been made to the extent required by GAAP;

(j) rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage;

(k) Liens to secure Debt permitted by Section 6.02(a)(v) hereof, covering only the assets (and proceeds thereof) constructed or acquired with or financed by such Debt; provided that (i) such security interests are incurred, and the Debt secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Debt secured thereby does not exceed the cost of such property at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Loan Parties or any Restricted Subsidiary other than the proceeds of such property or assets (including insurance proceeds);

(l) Liens on the Collateral securing obligations in respect of (i) Pari Passu Incremental Equivalent Debt permitted to be incurred pursuant to Section 6.02(a)(xiv); provided that such Liens are pari passu in priority to the First Lien Obligations under this Agreement and the other Loan Documents in the manner set forth in, and are at all times subject to, the First Lien Pari Passu Intercreditor Agreement and (ii) Junior Incremental Equivalent Debt permitted to be incurred pursuant to Section 6.02(a)(xiv); provided that such Liens are junior in priority to the First Lien Obligations under this Agreement and the other Loan Documents in the manner set forth in, and are at all times subject to, the Second Lien Intercreditor Agreement and/or the Third Lien Subordination and Intercreditor Agreement, as applicable;

(m) Carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s, vendor’s (or other third parties), necessaries suppliers’, statutory obligations, or other like Liens arising in the ordinary course of business which are not overdue for a period of 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(n) Liens in respect of Debt incurred pursuant to Section 6.02(a)(ii); provided that such Liens are at all times subject to the Second Lien Intercreditor Agreement;

(o) Liens in respect of Debt incurred pursuant to Section 6.02(a)(iii); provided that such Liens are at all times subject to the Third Lien Subordination and Intercreditor Agreement;

(p) Liens to secure any Permitted Refinancing Debt permitted to be incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Debt (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(ii) the Debt secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the original Debt and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(q) Liens arising from precautionary Uniform Commercial Code financing statements relating to Operating Leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such Operating Lease or contractual arrangement;

(r) Liens to secure Hedging Obligations;

(s) Survey exceptions, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(t) other Liens incurred in the ordinary course of business securing obligations, actual or contingent, in an aggregate amount not greater than $1,000,000 at any time; and

(u) Liens described on Schedule 6.01.

Section 6.02 Debts, Guaranties and Other Obligations.

(a) Directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt (including Acquired Debt), or issue any Disqualified Stock or any shares of preferred stock except:

(i) Debt under the Loan Documents;

(ii) Debt in respect of the Second Lien Notes in an aggregate principal amount not to exceed $76,125,000 at any time outstanding;

(iii) Debt in respect of the Third Lien Convertible Notes in an aggregate principal amount not to exceed at any time outstanding the sum of (A) $750,000,000 plus (B) interest on such Third Lien Convertible Notes paid in the form of either (1) an increase in the principal amount of such Third Lien Convertible Notes or (2) the issuance of additional notes on the same terms and conditions as the Third Lien Convertible Notes in accordance with the terms of the Third Lien Indenture (as in effect on the Closing Date) plus (C) the aggregate principal amount of Third Lien Convertible Notes that may be issued pursuant to awards granted from time to time under the Management Incentive Plan in a maximum principal amount not in excess of the maximum principal amount issuable pursuant to the Management Incentive Plan as in effect on the Closing Date and in compliance with the terms of the Third Lien Indenture;

(iv) Debt incurred with respect to equipment and mobilization expenditures that are committed to be reimbursed by any Person party to a Drilling Contract in an aggregate principal amount at any time outstanding not to exceed (A) $50,000,000 in respect of each Drillship and (B) $25,000,000 in respect of each Jackup Rig;

(v) Debt represented by obligations with respect to Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Borrower or the Restricted Subsidiaries, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(vi) Acquired Debt represented by obligations with respect to Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment, incurred and outstanding on or prior to the date on which a new Restricted Subsidiary or the applicable asset is acquired by or merged or consolidated with the Borrower or such Restricted Subsidiary (other than Debt incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Borrower or such Restricted Subsidiary) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(vii) Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Debt (other than intercompany Debt) that was permitted by this Agreement to be incurred under clauses (v), (vi) and (xiv) (solely with respect to Pari Passu Incremental Equivalent Debt) of this Section 6.02(a);

(viii) intercompany Debt; provided, however, that:

(1) if the Borrower or any Restricted Subsidiary is the obligor on such Debt and the payee is not a Loan Party, such Debt must be subject to and evidenced by the Subordinated Intercompany Note; and

(2) any (y) subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Borrower or any Restricted Subsidiary, or (z) sale or other transfer of any such Debt to a Person that is not the Borrower or any Restricted Subsidiary, then such Debt will be deemed, in each case, to constitute an incurrence of such Debt by the Borrower or the applicable Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

(ix) obligations (contingent or otherwise) existing or arising under any Swap Contract incurred in the ordinary course of business;

(x) Guaranties of Debt of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.02; provided that if the Debt being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee shall be subordinated or pari passu to the same extent as the Debt guaranteed;

(xi) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(xii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five Business Days;

(xiii) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Guarantor (other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary in connection with such disposition; and

(xiv) (A) Debt (“Pari Passu Incremental Equivalent Debt”) of the Borrower or any Restricted Subsidiary consisting of revolving commitments and/or revolving loans that rank pari passu in right of payment and of security with the Initial Term Loans and all other applicable Obligations under this Agreement and the other Loan Documents in an aggregate principal amount (assuming a borrowing of the maximum amount available under such Pari Passu Incremental Equivalent Debt) not to exceed $25,000,000 and (B) Debt (“Junior Incremental Equivalent Debt”; and together with the Pari Passu Incremental Equivalent Debt, the “Incremental Equivalent Debt”) of the Borrower or any Restricted Subsidiary that is either unsecured or secured by the Collateral on a junior basis (but not a pari passu or senior basis) with the Initial Term Loans and all other applicable Obligations under this Agreement and the other Loan Documents in an aggregate principal amount not to exceed at any one time outstanding (w) $125,000,000 less (x) the aggregate principal amount of (without duplication) Incremental Commitments and Incremental Loans incurred pursuant to Section 2.14(a) at such time less (y) the aggregate principal amount of Pari Passu Incremental Equivalent Debt outstanding pursuant to this Section 6.02(a)(xiv) at such time less (z) the outstanding principal amount of the Second Lien Notes and any Permitted Refinancing Debt with respect thereto; provided, in each case, that;

(A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Equivalent Debt;

(B) on the date of incurrence of such Incremental Equivalent Debt, after giving effect to the incurrence of such Incremental Equivalent Debt (assuming a borrowing of the maximum amount available under the Incremental Equivalent Debt then being established), the Consolidated Interest Coverage Ratio of the Borrower and its Restricted Subsidiaries, for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 5.06(a) or (b), shall be at least 2.00 to 1.00, determined on a pro forma basis as if such Incremental Equivalent Debt had been incurred on the first day of such four-quarter period;

(D) any Junior Incremental Equivalent Debt shall have a maturity date that is at least 90 days after the Latest Maturity Date at the time such Debt is incurred;

(E) the Weighted Average Life to Maturity of any Junior Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans;

(F) no Junior Incremental Equivalent Debt shall amortize at an annual rate higher than 1.00% of the original principal amount of such Junior Increment Equivalent Debt on the date of incurrence of such Incremental Equivalent Debt;

(G) no Pari Passu Incremental Equivalent Debt shall be subject to scheduled amortization prior to maturity;

(H) no Incremental Equivalent Debt shall be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss and change of control prepayment provisions and a customary acceleration right after an event of default) and there shall be no mandatory commitment reduction with respect thereto, in each case prior to the Latest Maturity Date at the time such Debt is incurred;

(I) such Incremental Equivalent Debt shall not be guaranteed by any Person other than the Guarantors;

(J) with respect to any Junior Incremental Equivalent Debt that is secured, such Junior Incremental Equivalent Debt shall be secured on a junior basis to the Initial Term Loans and all other applicable Obligations under this Agreement and the other Loan Documents in the manner set forth in the Second Lien Intercreditor Agreement and/or the Third Lien Subordination and Intercreditor Agreement, as applicable, and shall be subject to the Second Lien Intercreditor Agreement and/or the Third Lien Subordination and Intercreditor Agreement, as applicable;

(K) with respect to any Pari Passu Incremental Equivalent Debt, such Pari Passu Incremental Equivalent Debt shall rank pari passu in right of payment and of security with the Initial Term Loans and all other applicable Obligations under this Agreement and the other Loan Documents in the manner set forth in the First Lien Pari Passu Intercreditor Agreement and shall be subject to the First Lien Pari Passu Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Third Lien Subordination and Intercreditor Agreement, as applicable;

(L) with respect to any Pari Passu Incremental Equivalent Debt, no Incremental Revolving Commitments shall be outstanding at the time of incurrence of such Pari Passu Incremental Equivalent Debt;

(M) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Equivalent Debt shall be determined by the Borrower and the applicable holders thereof and shall be set forth in the applicable Incremental Equivalent Debt Document; provided that, with respect to any Pari Passu Incremental Equivalent Debt, (1) in the event that the Effective Yield for any such Pari Passu Incremental Equivalent Debt is greater than the Effective Yield with respect to the Initial Term Loans, then the interest rate margin with respect to the Initial Term Loans and any outstanding Letter of Credit Obligations and/or the Letter of Credit Fee, as applicable, shall be increased (x) with respect to the Initial Term Loans, to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to 50 basis points greater than the Effective Yield for such Pari Passu Incremental Equivalent Debt and (y) with respect to any outstanding Letter of Credit Obligations and the Letter of Credit Fee, to the extent necessary so that, after giving effect to any increase required by the immediately preceding clause (x), the differential between the Effective Yield for the Letter of Credit Obligations including the Letter of Credit Fee and the Effective Yield for the Initial Term Loans remains the same as such differential immediately before giving effect to any increase required by the immediately preceding clause (x), (2) in the event that the Effective Yield for any such Pari Passu Incremental Equivalent Debt is less than the Effective Yield with respect to the Initial Term Loans, then the interest rate margin with respect to the Initial Term Loans and any outstanding Letter of Credit Obligations and/or the Letter of Credit Fee, as applicable, shall be increased (x) with respect to the Initial Term Loans, by up to 50 basis points to the extent (and then only to the extent) necessary so that the Effective Yield for the Initial Term Loans is not less than 50 basis points greater than the Effective Yield for such Pari Passu Incremental Equivalent Debt and (y) with respect to any outstanding Letter of Credit Obligations and the Letter of Credit Fee, to the extent (and then only to the extent) necessary so that, after giving effect to any increase required by the immediately preceding clause (x), the differential between the Effective Yield for the Letter of Credit Obligations including the Letter of Credit Fee and the Effective Yield for the Initial Term Loans remains the same as such differential immediately before giving effect to any increase required by the immediately preceding clause (x) (it being understood and agreed that if the Effective Yield for the Pari Passu

Incremental Equivalent Debt is lower than the Effective Yield for the Initial Term Loans by 50 basis points or more, no adjustment to the interest rate margin with respect to the Initial Term Loans or the Letter of Credit Obligations or Letter of Credit Fee, as applicable, shall be made) and (C) if such Pari Passu Incremental Equivalent Debt includes an interest rate floor greater than that applicable to the Initial Term Loans and such floor is applicable on the date of determination, such excess amount shall be equated to yield for purposes of determining whether an increase to the interest rate margin with respect to the Initial Term Loans, the Letter of Credit Obligations and/or the Letter of Credit Fees, as applicable, shall be required; and

(N) all other terms and provisions applicable to such Incremental Equivalent Debt, including, without limitation, any financial covenants and baskets, shall be (1) no more favorable to the holders of such Incremental Equivalent Debt than the terms and provisions applicable to the Initial Term Loans; and (2) except as otherwise set forth herein, to the extent not identical to the Initial Term Loans existing on the date of incurrence of such Incremental Equivalent Debt, shall be reasonably satisfactory to the Majority Lenders;

(xv) additional Debt of the Borrower or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to renew, refund, refinance, replace, defease or discharge any Debt incurred pursuant to this clause (xv), not to exceed $2,000,000;

(xvi) Debt constituting letters of credit or bank guarantees (or reimbursement obligations in respect thereof) issued to support obligations of the type described in Section 6.01(h) in an aggregate amount at any time outstanding not to exceed $10,000,000 less the aggregate face amount of all letters of credit and bank guarantees then outstanding pursuant to Section 6.02(a)(xvii); provided that, the Borrower and its Restricted Subsidiaries shall only be permitted to incur such Debt if, at the time of such incurrence, the issuance or increase of a Letter of Credit hereunder in the amount of such incurrence pursuant to this clause (xvi) would cause the Letter of Credit Exposure to exceed the Letter of Credit Commitment at such time; and

(xvii) Debt described on Schedule 6.02.

(b) Incur any Debt (including Debt permitted by this Section 6.02) that is contractually subordinated in right of payment to any other Debt of the Borrower or such Restricted Subsidiary unless such Debt is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

The amount of any Debt outstanding as of any date will be:

(1) the accreted value of the Debt, in the case of any Debt issued with original issue discount;

(2) the principal amount of the Debt, in the case of any other Debt; and

(3) in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Debt of the other Person

Section 6.03 Merger or Consolidation.

(a) (y) Consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person) or (z) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries taken as a whole, or less than all of the Equity Interests of any Restricted Subsidiary (except to qualified directors if required by law), in one or more related transactions, to another Person, except that, so long as no Default or Event of Default exists or would otherwise result therefrom:

(i) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving Person;

(ii) any Restricted Subsidiary may consolidate or merge with or into the Borrower; provided that the Borrower is the surviving Person;

(iii) any Restricted Subsidiary may consolidate with or into any other Restricted Subsidiary; provided that if either such Person is a Guarantor, a Guarantor is the surviving Person;

(iv) any Guarantor may sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets to any other Loan Party; and

(v) any Restricted Subsidiary that is not a Guarantor may sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets to any other Restricted Subsidiary.

(b) Lease all or substantially all of the properties and assets of the Borrower and the Restricted Subsidiaries taken as a whole, in one or more related transactions to any other Person; provided that for purposes of this Section 6.03(b), contracts for drilling services or charters will not be considered leases.

Section 6.04 Asset Dispositions. Directly or indirectly, consummate any Asset Disposition, except for:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value or that results in generating Net Proceeds, in either case, of less than $1,000,000; provided that the aggregate amount of Asset Dispositions made pursuant to this clause (a) shall not exceed $5,000,000 during any twelve-month period;

(b) a transfer of Equity Interests or other assets between or among the Loan Parties; provided that any Transfer of a Vessel complies with Section 5.14;

(c) an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(d) the sale or lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(e) the sale or other disposition of cash or Cash Equivalents;

(f) a Restricted Payment that does not violate Section 6.06 hereof or an Investment that does not violate Section 6.05;

(g) [reserved];

(h) any transfer of property in connection with a sale and leaseback transaction (other than a sale and leaseback of a Vessel);

(i) other Asset Dispositions not otherwise permitted hereunder, provided that:

(i) the Borrower or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) at least 75% of the consideration received in such Asset Disposition is in the form of cash; provided, however, to the extent that any disposition in such Asset Disposition was of Collateral, the non-cash consideration received is pledged as Collateral under the Security Documents contemporaneously with such sale, in accordance with the requirements set forth in the Loan Documents;

(iii) the Net Proceeds of such Asset Disposition when aggregated with the Net Proceeds of all other Asset Dispositions made pursuant to this Section 6.04(i) during any calendar year do not exceed 5% of the Borrower’s Consolidated Tangible Assets; and

(iv) upon the occurrence of any such Asset Disposition, the Borrower shall prepay the Loans and the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time or cash collateralize, at 100% of the face amount thereof, the Letters of Credit to the extent required by Section 2.06(b)(i).

For purposes of this Section 6.04, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations under this Agreement) that are assumed by the transferee of any such assets so long as the Borrower or such Restricted Subsidiary are released from further liability;

(B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Subsidiary or such Restricted Subsidiary into cash within 180 days of receipt thereof, to the extent of the cash received in that conversion;

(C) any stock or assets of the kind referred to in clauses (B) and (D) of Section 2.06(b)(i); and

(D) any Designated Non-cash Consideration, when taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed 5% of the Borrower’s Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Any Asset Disposition pursuant to an Involuntary Transfer shall not be required to satisfy the conditions set forth in clauses (i), (ii) and (iii) of this Section 6.04(i). Notwithstanding anything herein to the contrary, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, consummate any sale, lease (except an Internal Charter that complies with Section 5.15, a Permitted Third Party Charter, or a Drilling Contract), conveyance, transfer or other disposition of any Vessel except as expressly permitted under Section 5.14.

Section 6.05 Investments. Make or suffer to exist any Investments, or commitments therefor, except:

(a) Investments in Cash Equivalents;

(b) (i) Investments in the Borrower or in a Restricted Subsidiary that is a Guarantor; provided that with respect to any intercompany Debt, if the Borrower or any Restricted Subsidiary is the obligor on such Debt, then such Debt shall comply with Section 6.02(a)(viii) and (ii) Investments described on Schedule 6.05;

(c) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 6.04 hereof;

(d) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(e) any Investment made solely out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of the Borrower) of Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution to the common equity capital to the Borrower; provided that:

(i) any Person acquired in connection therewith (A) becomes a wholly-owned Restricted Subsidiary and a Guarantor and complies with the requirements set forth in Section 5.12 within the time periods set forth therein or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a wholly-owned Restricted Subsidiary that is a Guarantor; and

(ii) any assets acquired by the Borrower or any Restricted Subsidiary in connection therewith (A) are transferred to one or more Loan Parties and (B) such Loan Parties execute and deliver all such documents and instruments reasonably necessary or appropriate in accordance with Section 5.12 to grant, evidence and perfect an Acceptable Security Interest in such assets;

(f) any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(g) Investments represented by Hedging Obligations;

(h) the making of any Investments out of Specified Proceeds; provided that (i) the aggregate amount of any such Investments, together with any Restricted Payments made pursuant to Section 6.06(h)

or any payments of Junior Indebtedness made pursuant to Section 6.13(a)(iii) shall not exceed 50% of the Specified Proceeds and (ii) immediately prior to or concurrent with the making of any such Investment, the Borrower shall make prepayments in accordance with Section 2.06(b)(iv);

(i) Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding not to exceed $1,000,000; and

(j) the making of any Investments required to be made by the Borrower on or after the Closing Date pursuant to the Prepackaged Plan and the Confirmation Order.

Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so other than, so long as no Default has occurred and is continuing or would be caused thereby:

(a) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(b) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution of common equity capital to the Borrower, in each case, within 180 days of such exchange, sale or contribution;

(c) [reserved];

(d) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(e) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;

(g) the making of any Restricted Payment permitted under Section 6.09;

(h) the making of any Restricted Payment out of Specified Proceeds; provided that (i) the aggregate amount of any such Restricted Payments, together with any Investments made pursuant to Section 6.05(h) or any payments of Junior Indebtedness made pursuant to Section 6.13(a)(iii) shall not exceed 50% of the Specified Proceeds and (ii) immediately prior to or concurrent with the making of any such Restricted Payment, the Borrower shall make prepayments in accordance with Section 2.06(b)(iv); and

(i) (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary held by any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, severance agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,000,000 in any twelve-month period (with any portion of such $2,000,000 that is unused in any twelve-month period to be carried forward to successive twelve-month periods and added to such amount) and (ii) any payments pursuant to dividend equivalent rights granted pursuant to the Management Incentive Plan, to the extent that (x) such payments are treated as Restricted Payments for all purposes hereunder and (y) at the time the related dividend or distribution was declared, or the related redemption notice was given, such payments would have been permitted to be paid under this Section 6.06; and

(j) the making of any distributions required to be made by the Borrower on or after the Closing Date pursuant to the Prepackaged Plan and the Confirmation Order.

Notwithstanding anything herein to the contrary, nothing in this Section 6.06 shall prohibit the conversion of the Third Lien Convertible Notes into Equity Interests of the Borrower in accordance with the terms of the Third Lien Indenture.

Section 6.07 Change in Nature of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and the Restricted Subsidiaries taken as a whole.

Section 6.08 Transactions With Affiliates.

(a) Directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower or any Restricted Subsidiary (each, an “Affiliate Transaction”) unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Borrower or any applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or any applicable Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Borrower and any applicable Restricted Subsidiary and reflect an arms’ length negotiation; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors of the Borrower certifying that such Affiliate Transaction complies with this Section 6.08 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an opinion as to the fairness to the Borrower or any applicable Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower;

(iii) transactions between or among Loan Parties and not involving any other Affiliate;

(iv) transactions between or among the Borrower and its Subsidiaries that are not Loan Parties with respect to obtaining and providing administrative, tax, accounting and other similar support services to such Subsidiaries that are not Loan Parties in the ordinary course of business (including the payment to the Loan Parties of overhead associated therewith);

(v) Investments and Restricted Payments that do not violate Section 6.05 and Section 6.06, respectively;

(vi) any agreement as in effect on the Closing Date immediately following, and after giving effect to, the consummation of the Prepackaged Plan described on Schedule 6.08 or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Lenders); and

(vii) payments under the Prepackaged Plan as in effect on the Closing Date.

Section 6.09 [Reserved].

Section 6.10 Agreements Restricting Liens and Distributions. Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Debt owed to the Borrower or any of the Restricted Subsidiaries;

(b) make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries;

provided, however, that the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) this Agreement and the other Loan Documents;

(ii) the Second Lien Notes, the Third Lien Convertible Notes, any Incremental Loans or any Incremental Equivalent Debt and any permitted amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions contained in the agreements governing the Second Lien Notes, the Third Lien Convertible Notes, such Incremental Loans or such Incremental Equivalent Debt, as applicable, are not materially more restrictive, taken as a whole, with respect to those items described in clauses (a), (b) and (c) above than those restrictions contained in such agreements on the date of this Agreement or those restrictions contained in this Agreement;

(iii) applicable Legal Requirements;

(iv) any instrument governing Debt or Equity Interests of a Person acquired by the Borrower or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred;

(v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged or leased or otherwise financed of the nature described in clause (c) of the preceding paragraph;

(vii) any agreement for the sale or other disposition of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(viii) Permitted Refinancing Debt; provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced;

(ix) Liens permitted to be incurred under Section 6.01 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) restrictions contained in, or in request of, Swap Contracts permitted to be incurred by this Agreement; and

(xiii) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in Section 6.05.

Section 6.11 Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.12 Off-Balance Sheet Liabilities. Enter into or suffer to exist any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

Section 6.13 Limitation on Prepayments; Amendment of Debt Instruments and Material Contracts.

(a) Make or offer to make (or give any notice in respect thereof) any optional or voluntary payment, prepayment, repurchase or redemption of, or voluntarily or optionally defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Junior Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, except:

(i) any Permitted Refinancing Debt in respect thereof; and

(ii) the Borrower or any Restricted Subsidiary may convert any Junior Indebtedness to, or repay, repurchase or redeem any Junior Indebtedness with the proceeds of any issuance of, Qualified Equity Interests of the Borrower; and

(iii) the Borrower or any Restricted Subsidiary may repay, repurchase or redeem any Material Junior Indebtedness out of Specified Proceeds; provided that (i) the aggregate amount of any such repayments, repurchases or redemptions, together with any Investments made pursuant to Section 6.05(h) or Restricted Payments made pursuant to Section 6.06(h) shall not exceed 50% of the Specified Proceeds and (ii) immediately prior to or concurrent with the making of any such Investment, the Borrower shall make prepayments in accordance with Section 2.06(b)(iv).

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness, if, after giving effect to such amendment, modification, waiver, change or consent, (i) the obligors with respect to such Junior Indebtedness would not have been permitted to incur, guarantee or secure such Junior Indebtedness, pursuant to the terms hereof if such Junior Indebtedness, as amended, modified, waived or otherwise changed, was incurred on the date of such amendment, waiver, modification or change or (ii) the restrictions contained in the agreements governing such Junior Indebtedness are materially more restrictive, taken as a whole, than those contained in this Agreement; or

(c) Amend, restate, modify, supplement, terminate or waive any provision of its organizational documents or the Stockholders Agreement other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Lenders.

Section 6.14 Operation of Vessels; Internal Charters; Registration and Classification of Vessels.

(a) (i) Make or allow any modification to any Vessel, (ii) employ or allow the employment of any Vessel or (iii) charter any Vessel or permit the Vessel to serve under any contract, in each case, in a manner inconsistent with the standards set forth in the Security Documents, except as required by applicable Legal Requirements or the class society of such Vessel.

(b) Allow any Person that is not a Loan Party to become an Internal Charterer.

(c) Modify or otherwise fail to maintain:

(i) the registration and flag of each Vessel, except that each Loan Party shall be permitted to effect modifications that satisfy the conditions set forth in the definition of “Flag Jurisdiction Transfer”; or

(ii) the classification for each Vessel existing as of the date hereof as issued by a Classification Society; provided that, (A) temporary suspensions of such classifications as may from time to time arise as a result of the normal operation of such Vessel shall not be deemed to be a breach of this Section 6.14 so long as the Borrower is using its reasonable best efforts to remedy such suspensions, and (B) the deferral of expenditures required to maintain the classification of such Vessel shall be permitted to the extent that such Vessel is dry-stacked or not otherwise in service.

Section 6.15 Bank Accounts. Establish or maintain any bank accounts other than (a) accounts maintained with a Lender, (b) accounts subject to an Account Control Agreement, (c) accounts established and used exclusively for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees identified as such in one or more notices delivered to the Administrative Agent from time to time and (d) Foreign Deposit Accounts; provided that (i) no such Foreign Deposit Account shall have a cash balance greater than $5,000,000 at any time, and all such Foreign Deposit Accounts, collectively, shall not have a cash balance greater than $25,000,000 in the aggregate at any time, in each case, for more than ten (10) consecutive Business Days and (ii) within three (3) Business Days of opening a Foreign Deposit Account, a Responsible Officer of the Loan Party that holds such Foreign Deposit Account certifies to the Administrative Agent that such Foreign Deposit Account meets the requirements of this Section 6.15; provided further that, to the extent any Foreign Deposit Accounts have cash balances greater than the limits set forth in Section 6.15(d)(i) above, the Administrative Agent shall receive prompt written notice thereof which notice shall also provide information with respect to a Deposit Account for which an Account Control Agreement is in effect into which such excess amounts shall be swept or deposited prior to the expiration of the ten Business Day period provided for in Section 6.15(d)(i) above. Schedule 6.15 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 6.16 Maintenance of Ratings. Fail to use commercially reasonable efforts to cause the Initial Term Loans to continue to be rated by at least one of Moody’s or S&P; provided that this Section 6.16 shall not be construed as a requirement to maintain a specific rating.

Section 6.17 Growth Capital Expenditures. Make Growth Capital Expenditures unless (a) such Growth Capital Expenditures are made solely out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution to the common equity capital to the Borrower or are committed to be reimbursed by any Person (that is not a Loan Party) party to a Drilling Contract and (b) no Default or Event of Default exists at the time such Growth Capital Expenditure is made or would result therefrom.

Section 6.18 Minimum Liquidity. Permit the average daily amount of Available Cash to be less than $75,000,000 (a) as of the last day of any fiscal quarter for such fiscal quarter and (b) as of the last day of any calendar month for which a Compliance Certificate is required to be delivered pursuant to Section 5.06(d)(ii) for such calendar month.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Payment. The Borrower shall fail to pay (i) any principal of any Loan (excluding any optional prepayment but including, without limitation, any mandatory prepayment required by Section 2.06) or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) any interest on the Loans, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three Business Days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement or in any other Loan Document that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement or in any other Loan Document that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made;

(c) Covenant Breaches. The Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01 (with respect to only the Borrower), 5.04, 5.06, 5.07, 5.09, 5.12, 5.14, 5.17, 5.18 or Article VI of this Agreement, (ii) fail to perform its obligations under Section 5.08(b) and such failure shall remain unremedied for 15 days after the time required for performance thereof or (iii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) or (ii) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of (A) written notice of such default shall have been given to the Borrower by the Administrative Agent or (B) any actual knowledge of such default by a Responsible Officer of any Loan Party;

(d) Cross-Default. (i) Any Loan Party or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $15,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Person’s other Debt that is also in default (but excluding Debt evidenced by the Loans) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and after giving effect to any applicable grace period), (ii) after giving effect to any applicable grace period, any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $15,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Person’s other Debt that is also in default (but excluding Debt evidenced by the Loans), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any Debt which is outstanding in a principal amount of at least $15,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Person’s other Debt shall be declared to be due and payable in full, or required to be prepaid in full (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than $15,000,000;

(e) Insolvency. Any Loan Party or any Restricted Subsidiary that is a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Restricted Subsidiary that is a Significant Subsidiary seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days (provided that during such period such proceeding is being contested by the applicable Loan Party in good faith and by appropriate proceedings diligently conducted) or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f) Judgments. (i) Any judgment, decree or order for the payment of money shall be rendered against any Loan Party or any Restricted Subsidiary in an amount in excess of $15,000,000 (or the equivalent in any other currency) and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (provided that during such period such stay is being sought by the applicable Loan Party by appropriate proceedings diligently conducted) or (ii) a Judgment Default occurs;

(g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000;

(h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or payment in full of all the Obligations, ceases to be in full force and effect and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions required pursuant to Section 10.10 to cure such unenforceability; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i) Security Documents. The Administrative Agent for the benefit of the Secured Parties shall fail to have an Acceptable Security Interest in a material portion of the Collateral, except to the extent otherwise permitted by this Agreement and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions reasonably requested by Administrative Agent to cure such failure;

(j) Intercreditor Agreements. Any Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than in accordance with the terms of such Intercreditor Agreement) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders; or

(k) Change of Control. A Change of Control shall occur.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event:

(a) the Administrative Agent shall at the written request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Loans and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent at the written request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur:

(a) (i) the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Loans and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing

Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06 Application of Proceeds.

(a) Unless pursuant to any Incremental Amendment any applicable Incremental Lender has elected to receive lesser payments (in which case the following description of payment priorities shall be deemed modified to reflect any such lesser payments), the Administrative Agent shall apply the proceeds of any collection or sale of Collateral pursuant to this Article VII, including any Collateral consisting of cash, as follows:

(i) First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent to the extent permitted by Section 10.04) payable to the Administrative Agent in its capacity as such (whether incurred in connection with such collection or sale or otherwise in connection with, or pursuant to, this Agreement or any other Loan Document);

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Incremental Revolving Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Incremental Revolving Lenders and the Issuing Bank arising under the Loan Documents to the extent permitted by Section 10.04), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Incremental Revolving Loans and Letter of Credit Obligations, ratably among the Incremental Revolving Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Incremental Revolving Loans and Letter of Credit Obligations, ratably among the Incremental Revolving Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized;

(vi) Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Initial Term Loan Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents to the extent permitted by Section 10.04), ratably among them in proportion to the respective amounts described in this clause Sixth payable to them;

(vii) Seventh, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Initial Term Loans, ratably among the Initial Term Loan Lenders in proportion to the respective amounts described in this clause Seventh payable to them;

(viii) Eighth, to payment of that portion of the Obligations constituting unpaid principal of the Initial Term Loans, ratably among the Initial Term Loan Lenders in proportion to the respective amounts described in this clause Eighth held by them; and

(ix) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Person under the terms of the applicable Intercreditor Agreement(s) or otherwise pursuant to Legal Requirement.

(b) Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII.

THE GUARANTY

Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated or such Guarantor is released in accordance with the terms of this Agreement, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. Other than with respect to any Guarantor that is released in accordance with the terms of this Agreement, this guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Guarantor’s Waivers.

(a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. Other than as set forth herein, the Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, acting upon the written request or with the consent of the Majority Lenders, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII. Without limiting the generality of the foregoing, it is agreed that, to the extent permitted by applicable law, the adoption of any law or regulation of any jurisdiction or any other event affecting any term of any Obligation shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, unconditional and irrevocable as described above.

(b) In addition to the waivers contained in Section 8.03(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Lenders, the Borrower or any other Person that executes a Loan Document. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Administrative Agent, the Lenders, the Borrower or any other Person that executes a Loan Document.

(c) Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.04 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.05 Administrative Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.06 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.07 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;

(b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;

(c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;

(d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Obligations;

(j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

(k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.08 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Restricted Subsidiary to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Restricted Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Restricted Subsidiary arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Restricted Subsidiary or any other party any amount upon the Guarantor Claims.

(b) The Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Lenders to demand specific performance of the terms of this Section 8.08, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.08 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.08(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d) No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.09 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Restricted Subsidiary, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Restricted Subsidiary and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the

Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.10 Payments Held in Trust. In the event that notwithstanding Sections 8.08 and 8.09 above, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders such funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.11 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Secured Parties, their successors, and their permitted assigns. In the event all or any part of the Obligations are assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.12 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Legal Requirements, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.13 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Restricted Subsidiary’s assets securing payment of the Guarantor Claims and any claims or maritime liens that any Guarantor may have currently or in the future against any Vessel shall, in each case, be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Restricted Subsidiary’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.14 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Restricted Subsidiary, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Restricted Subsidiary held by Guarantor.

Section 8.15 Limitation. It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor , and with respect to any Guarantor organized under the laws of Malaysia, the amount of the Obligations guaranteed by such Guarantor (and the value of any assets provided by such Guarantor as security for the Obligations) shall be in, but not in excess of, the maximum amount permitted by any Legal Requirement applicable to such Guarantor, including, but not limited to, the Malaysian Financial Services Act of 2013, as amended, and any rules, regulations, or rulings promulgated by Bank Negara Malaysia (or any successor central bank of Malaysia). Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, (a) the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable Legal Requirement and (b) the amount of the Obligations guaranteed under this Article VIII by a Guarantor organized under the laws of Malaysia (and the value of any assets provided by such Guarantor as security for the Obligations) shall be limited to an aggregate amount equal to the largest amount that would not violate any Legal Requirement applicable to such Guarantor, including, but not limited to, the Malaysian Financial Services Act of 2013, as amended, and any rules, regulations, or rulings promulgated by Bank Negara Malaysia (or any successor central bank of Malaysia).

Section 8.16 Contribution Rights.

(a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 8.16 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.16 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 8.16 shall be exercisable upon the date the Obligations shall be paid and satisfied in full.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 8.17 Internal Charterer’s Consent. Each Guarantor that is or becomes an Internal Charterer, by its signature hereto or on a joinder hereto, consents and agrees to the assignment by the relevant Loan Party contained in the Earnings Assignments respecting the Vessel respecting which such Guarantor is the Internal Charterer.

ARTICLE IX.

THE AGENTS AND THE ISSUING BANK

Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Royal Bank to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including but not limited to the execution of Security Documents on behalf of the Secured Parties. Unless otherwise set forth herein, the provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or any other Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the written request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent. The

Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Section 9.06 Resignation and Removal of Administrative Agent and Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give at least 30 days’ prior written notice of its resignation to the Lenders, the Issuing Bank and the Borrower or the Borrower or the Majority Lenders may at any time upon 10 days’ prior written notice to the Administrative Agent, the Collateral Agent and the Issuing Bank (and the Borrower, if such removal is being sought by the Majority Lenders) remove the Administrative Agent or the Collateral Agent. Upon receipt of any such notice of resignation or removal, the Majority Lenders shall have the right to appoint a successor agent reasonably satisfactory to the Borrower (or the Majority Lenders shall have the right to approve a successor agent that has been proposed by the Borrower), which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. In the case of any resignation, if no such successor shall have been so appointed by the Majority Lenders and consented to by the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Upon the effectiveness of any resignation or removal, (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties, the retiring Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent reasonably satisfactory to the Borrower as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring the Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as the Administrative Agent or the Collateral Agent, as applicable.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder or thereunder.

Section 9.09 Indemnification. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05 to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), the Issuing Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent), or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent), or the Issuing Bank in connection with such capacity; provided, however that no Lender shall be liable for the payment to any Related Party for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Related Party’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The obligations of the Lenders under this Section 9.09 are several and not joint. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.10 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to enter into the Intercreditor Agreements and supplements and acknowledgements with respect thereto in the forms attached thereto in connection with transactions otherwise permitted thereunder and hereunder;

(ii) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (A) (x) upon termination of the Commitments, (y) payment in full of all Obligations (other than contingent or indemnification obligations not then due) and (z) the expiration or termination of all Letters of Credit (except to the extent cash-collateralized in accordance with the terms hereof or backstopped in a manner agreed to by the Borrower and the Issuing Bank in its sole discretion) (clause (x), (y) and (z) constituting, “Payment in Full”), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or in connection with the designation of any Unrestricted Subsidiary as permitted by the terms hereof, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by all of the Lenders;

(iii) to release any Guarantor from its obligations hereunder (A) upon Payment in Full or (B) if such Guarantor ceases to be a Restricted Subsidiary as a result of a transaction permitted under and in accordance with the Loan Documents;

(iv) to take any actions, including execution on behalf of the Secured Parties, with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents; and

(v) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

Any such release of guarantee obligations or Liens shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b) The Secured Parties irrevocably authorize the Administrative Agent and the Collateral Agent, with the consent of the Majority Lenders to enter into (A) any and all amendments, amendments and restatements or other modifications with respect to the Intercreditor Agreements (which consent shall not be required to the extent permitted under Section 9.10(a)(i)), and (B) any other intercreditor, subordination or similar agreements contemplated hereby from time to time.

(c) Upon the written request of any Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(d) Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(e) If any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the reasonable out-of-pocket expenses of the Administrative Agent incurred in connection therewith in accordance with Section 10.04.

(f) The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower or selected by the Administrative Agent in good faith.

(g) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce this Agreement or any other Security Document, it being understood and agreed that all powers, rights and remedies under this Agreement or any of the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Asset Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Asset Disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Asset Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 9.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent, Lender or Issuing Bank as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent, the Collateral Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent or the Collateral Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent or the Collateral Agent) this Article IX and the decisions and actions of the Administrative Agent, the Collateral Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.09 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral, (b) each of the Administrative Agent, Collateral Agent and Lenders shall be entitled to act without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by either the Majority Lenders or the quantum of Lenders indicated below and the Borrower or Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) waive any condition set forth in Section 3.01 without the written consent of each Lender;

(ii) waive any condition set forth in Section 3.02 as to any Loan of a particular Class without the written consent of the Majority Class Lenders of such Class;

(iii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender or, except as set forth in Section 2.14, increase the aggregate Commitments without the written consent of each Lender;

(iv) postpone any date fixed by this Agreement or any other Loan Document for any payment (other than optional prepayments) or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(v) reduce the principal of, reduce or waive any amortization or mandatory prepayment of the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Obligation, or (subject to clause (z) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender; provided, however, that only the consent of the applicable Majority Class Lenders shall be necessary to waive any obligation of the Borrower to pay default interest on the outstanding Loans of such Class at the rate specified in Section 2.05(e);

(vi) change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vii) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(viii) change the percentage specified in the definition of “Majority Class Lenders” with respect to any Class of Loans or Commitments without the written consent of each Lender of such Class;

(ix) change the percentage specified in the definition of “Majority LC Lenders” without the written consent of each LC Lender;

(x) (A) release any Guarantor from its guaranty of the Obligations or (B) release or subordinate any Lien granted to or held by the Collateral Agent on any of the Collateral, in each case, without the written consent of each Lender, unless otherwise permitted by the terms hereof;

(xi) amend Section 2.06(b)(vi) or Section 7.06 without the written consent of each Lender, except as set forth in any applicable Incremental Amendment or any Incremental Equivalent Debt Document with respect to the rights of any applicable Incremental Lender or holder of Incremental Equivalent Debt; or

(xii) impose modifications or restrictions on assignment and participations that are more restrictive than, or additional to, those set forth in Section 10.06 without the consent of each Lender;

and, provided further, that (w) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued (or deemed issued) or to be issued by it; (x) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (y) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (z) the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, and such Incremental Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document (other than as set forth in Section 2.14).

(d) Notwithstanding anything to the contrary contained in this Section 10.01 or any other provision of this Agreement or any other Loan Document, this Agreement and any other Loan Document may be amended, or any consent or waiver provided, solely with the consent of the Issuing Bank, the Majority LC Lenders and the Borrower without the need to obtain the consent of any other Lender in order to modify any of the provisions set forth in Section 2.13 (or any related defined term) and any other provisions of this Agreement or any other Loan Document solely as they relate to Letters of Credit.

(e) Notwithstanding anything to the contrary contained in this Section 10.01 or any other provision of this Agreement or any other Loan Document, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is consummated in order (x) to correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the

Borrower and the Administrative Agent, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Loan Document; provided that, in each case, the Administrative Agent shall have notified the Lenders of such amendment and the Majority Lenders shall not have objected in writing to such amendment within five Business Days of notice thereof. The Security Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and the Collateral Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and the Collateral Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such Security Documents or other documents to be consistent with this Agreement and the other Loan Documents; provided that, in each case, the Administrative Agent shall have notified the Lenders of such amendment and the Majority Lenders shall not have objected in writing to such amendment within five Business Days of notice thereof.

Section 10.02 Notices, Etc.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties pursuant to this Section; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent and the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Reliance by Administrative Agent. The Administrative Agent and the Issuing Bank shall be entitled to rely and act upon any notices (including telephonic Notice of Borrowing or letter of credit request) believed in good faith to have been given by an authorized officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING BANK FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM SUCH RELIANCE TO THE EXTENT SET FORTH IN SECTION 10.05. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Legal Requirements.

Section 10.04 Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Collateral Agent, and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of one counsel for the Administrative Agent, the Collateral Agent, the Lenders and the

Issuing Bank and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued (or deemed issued) hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The foregoing costs and expenses may include, as appropriate, search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Agents and the cost of independent public accountants and other outside experts retained by the Agents. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 10.05 Indemnification. Each Loan Party shall indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all fees, expenses and disbursements of one law firm or other external counsel (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnified Parties taken as a whole (and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty) and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any action taken or omitted by the Administrative Agent, the Collateral Agent or the Issuing Bank under this Agreement or any other Loan Document (including the Administrative Agent’s, the Collateral Agent’s and the Issuing Bank’s own negligence), (d) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are (i) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach of the Loan Documents arising from such Indemnitee becoming or being a Defaulting Lender, or (ii) the result of claims by a Lender against another Lender (x) that have not resulted from the action or inaction of the Borrower or any of the Borrower’s subsidiaries or (y) not relating to any action or inaction of such Lender in its capacity as Administrative Agent or Collateral Agent. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, NO PARTY OR INDEMNITEE SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 10.06 Successors and Assigns.

(a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it, participations in Letter of Credit Obligations) at the time owing to it; provided, however, that

(i) except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans being assigned at the time owing to it, (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender or (C) an assignment at any time that an Event of Default shall have occurred and be continuing, the aggregate amount of the Commitments and Loans of such Lender assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be (x) in the case of an assignment of Incremental Revolving Loans, Incremental Revolving Commitments, Letter of Credit Obligations or Letter of Credit Commitments, less than $5,000,000 and (y) in the case of an assignment of Initial Term Loans, Incremental Term Loans or Incremental Term Commitments, less than $1,000,000, in each case, unless each of the Borrower, the Administrative Agent and the Issuing Bank otherwise consent;

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance;

(iii) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment) unless waived by the Administrative Agent, in its sole discretion; and

(iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Legal Requirements without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 2.10, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower for tax purposes, shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Bank, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 2.08, 2.10, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.07 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform other than that which is designated “Public Investor.”

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.09 Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the First Lien Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirements, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12 The Platform. The Platform is provided “as is” and “as available.” the Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors in or omissions from the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent, or any of its Related Parties (collectively, the “Agent Parties”) in connection with the Borrower Materials or the platform. In no event shall the Borrower or any of its Related Parties or any of the Agent Parties have any liability to any Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, however, that in no event shall any party hereto have any liability to any Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 10.13 Governing Law. This Agreement and each of the other Loan Documents, other than the Ship Mortgages, shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.14 Submission to Jurisdiction.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the state of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, each Loan Party, the Administrative Agent and each Lender consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. Each Loan Party, the Administrative Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. Each Loan Party, the Administrative Agent and each Lender waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(b) Each Loan Party has irrevocably appointed C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action in respect of this Agreement. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on Schedule 10.02.

(c) Nothing in this Section 10.14 shall affect the right of the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Loan Party (as the Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.15 Waiver of Jury Trial. Each party to this Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

Section 10.16 Entire Agreement.

(a) This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

(b) NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE CONFIRMATION ORDER, THE PROVISION IN THE CONFIRMATION ORDER SHALL GOVERN AND CONTROL. UNLESS NOTIFIED OTHERWISE BY THE BORROWER OR ANY LENDER, THE AGENT MAY ASSUME THAT THERE ARE NO CONFLICTS BETWEEN THIS AGREEMENT OR ANY LOAN DOCUMENT AND THE CONFIRMATION ORDER.

Section 10.17 Judgment Currency.

(a) The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or the Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, such Lender or the Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such Loan Party covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.18 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent (as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, the Issuing Bank, or any other Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, the Issuing Bank or any other Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Bank and the other Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Banks and the other Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Issuing Bank and the other Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person; (ii) none of the Agents, the Issuing Bank and the other Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Bank and the other Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Bank and the other Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Bank and the other Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with this Agreement and the credit facilities established hereby.

Section 10.20 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act. Each Loan Party shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.21 Intercreditor Agreements. Each of the Loan Parties, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders (i) consents to and ratifies the execution by the Administrative Agent and the Collateral Agent of the Intercreditor Agreements to be entered into on the Closing Date, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements as in effect on the date hereof and as they may be modified in accordance with Section 9.10(a) and (iii) acknowledges that it has received a copy of the Intercreditor Agreements and that the exercise of certain of the Administrative Agent’s and the Collateral Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of such Intercreditor Agreements. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY INTERCREDITOR AGREEMENT ENTERED INTO IN ACCORDANCE WITH THIS AGREEMENT, SUCH INTERCREDITOR AGREEMENT SHALL CONTROL.

Section 10.22 Special Provisions.

(a) From and after the Closing Date, all Existing Letters of Credit will be deemed issued and outstanding under this Agreement and will be governed as if issued under this Agreement.

(b) The Lenders hereby waive any requirements for notice of prepayment or minimum amounts of prepayments of Advances (as defined in the Pre-Petition Credit Agreement), under the Pre-Petition Credit Agreement to the extent such notice or minimum amounts are required under the Pre-Petition Credit Agreement.

(c) The LC Lenders hereby confirm that, from and after the Closing Date, all participations of the LC Lenders in respect of Letters of Credit outstanding hereunder pursuant to Section 2.13 shall be based upon such LC Lenders’ Letter of Credit Commitments (after giving effect to this Agreement).

(d) The Borrower hereby terminates, effective as of the Closing Date, in full the commitments under the Pre-Petition Credit Agreement.

(e) The parties hereto have agreed that this Agreement is an amendment and restatement of the Pre-Petition Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Pre-Petition Credit Agreement.

Section 10.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow.]

EXECUTED as of date first set forth above.

BORROWER:

OFFSHORE GROUP INVESTMENT LIMITED

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

GUARANTORS:

VANTAGE HOLDING HUNGARY KFT.

By:
Name:	Linda Ibrahim
Title:	Managing Director

By:
Name:	Julia Varga
Title:	Managing Director

VANTAGE INTERNATIONAL MANAGEMENT CO.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLING NETHERLANDS B.V.

By:
Name:	Linda Jovana Ibrahim
Title:	Managing Director A

By:
Name:	TMF Management B.V.
Title:	Managing Director B

By:
Name:	TMF Management B.V.
Title:	Managing Director B

Signature Page to Second Amended and Restated Credit Agreement

P2021 RIG CO.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

P2020 RIG CO.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLER I CO

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Credit Agreement

VANTAGE DRILLER II CO

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLER III CO

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLER IV CO.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

SAPPHIRE DRILLER COMPANY

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

EMERALD DRILLER COMPANY

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Credit Agreement

VANTAGE HOLDINGS MALAYSIA I CO.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

By:
Name:	Ronald J. Nelson
Title:	Director

VANTAGE DRILLING LABUAN I LTD.

By:
Name:	Ronald J. Nelson
Title:	Director

DRAGONQUEST HOLDINGS COMPANY

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DRILLER ROCO – LUXEMBOURG BRANCH

By:
Name:	Jorge Perez Lozano
Title:	Branch Manager

VANTAGE HOLDINGS CYPRUS ODC LIMITED

By:
Name:	[●]
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

PT. VANTAGE DRILLING COMPANY INDONESIA

By:
Name:	David Tait
Title:	Director

VANTAGE DELAWARE HOLDINGS, LLC

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DEEPWATER COMPANY

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

VANTAGE DEEPWATER DRILLING, INC.

By:
Name:	Paul A. Bragg
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:	Yvonne Brazier
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDERS:

ROYAL BANK OF CANADA

By:
Name:	Jay Sartain
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

ANNEX I

LENDERS AND COMMITMENTS